Confidential Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made as of February 20, 2018 (the “Execution Date”), by and between Sangamo Therapeutics, Inc., a Delaware corporation having an office at 501 Canal Blvd., Richmond, CA 94804 (“Sangamo”), and Kite Pharma, Inc., a Delaware corporation having an office at 2225 Colorado Avenue, Santa Monica, CA 90404 (“Kite”).  Gilead Sciences, Inc., a Delaware corporation having an office at 333 Lakeside Drive, Foster City, CA 94404 (“Gilead”), is a party to this Agreement solely for purposes of Section 16.18.  Kite and Sangamo are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Kite is a biopharmaceutical company engaged in the development of novel immunotherapy products, with a primary focus on engineered T cell therapies for the treatment of oncology indications;

WHEREAS, Sangamo, a biopharmaceutical company, has technology and expertise in genome editing technology, including through the use of zinc finger nucleases and adeno-associated viruses, and is applying such technology to develop therapeutic products for the treatment of genetic diseases, infectious diseases and cancers; and

WHEREAS, Kite and Sangamo desire to enter into a collaboration to use Sangamo’s proprietary genome editing technology to research and develop engineered T cell and NK cell therapies and, if successful, for Kite to further develop and commercialize such products under an exclusive license from Sangamo, all under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Kite and Sangamo hereby agree as follows:

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1“AAV” means (a) adeno-associated virus type 2/6, which has the inverted terminal repeats from adeno-associated virus type 2 and the capsid from adeno-associated virus type 6 or

(b) any other adeno-associated virus that (i) is useful in Immune Cells and (ii) is included in a Research Plan.

1.2“Acquired Competing Product” means any Directly Competing Product acquired by Kite or its Affiliates, whether as part of a Competing Collaboration or Competing Acquisition.

1.3“Acquired Non-Competing Product” means any product acquired by Kite or its Affiliates as part of a Competing Program that is not a Directly Competing Product.

1.4“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.  For purposes of this Agreement, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.5“Allogeneic Modification” means a gene disruption (knock-out) or gene insertion (knock-in) in an Immune Cell (or the Stem Cell from which the Immune Cell is differentiated).

1.6“Allo HD Licensed Product” means a product that incorporates, uses or administers a Modified Cell that was created from Immune Cells obtained from healthy donors.

1.7“Allo UCL Licensed Product” means a product that incorporates, uses or administers a Modified Cell that was differentiated from a Universal Cell Line.

1.8“[*]” means, with respect to [*], as applicable, [*], either: (a) [*], if such Licensed Product [*], or (b), [*], if such Licensed Product [*].

1.9“Auto Licensed Product” means a product that incorporates, uses or administers a Modified Cell that was created from the individual patient that is treated with such product.

1.10“[*]” means the [*] or [*].

1.11“Biosimilar Product” means, in a particular country with respect to a particular Licensed Product, any biopharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a biopharmaceutical product; (b) is marketed or sold by a Third Party that either (i) has not obtained the rights to market or sell such product as a Sublicensee or as a distributor of Kite or any of its Affiliates or Sublicensees, in each case with respect to such Licensed Product or (ii) received the right to market or sell such product pursuant to a license or settlement, in each case in connection with litigation with Kite, its Affiliate or a Sublicensee under the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law; and (c) is approved as (i) a “biosimilar”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(in the United States) of such Licensed Product, (ii) a “similar biological medicinal product” (in the EU) with respect to which such Licensed Product is the “reference medicinal product”, or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Licensed Product; in each case for use in such country pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law) and where such regulatory approval was based in part upon clinical data generated by a Party or any of its Affiliates, licensees or sublicensees with respect to such Licensed Product.

1.12“BLA” means a Biologic License Application, as defined in the U.S. Public Health Service Act, as amended, and applicable regulations promulgated thereunder by the FDA.

1.13“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are required by law to remain closed, or December 26 through December 31.

1.14“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.15“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.16“Candidate Target” means [*], and any Other Target selected pursuant to Section 4.4(a), in each case unless and until any such Target is no longer considered a Candidate Target pursuant to Section 4.4(b) or 13.3(a).

1.17“CAR” means a chimeric antigen receptor.

1.18“[*]” means [*] or [*].

1.19“cGMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.20“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business.

1.21“Combination” means (a) a biopharmaceutical product in finished form containing both a Modified Cell and one or more Other Compounds that are separate and distinct from such Modified Cell, in which the Modified Cell and Other Compounds are co-formulated or co-packaged within a single box or sales unit or (b) a Modified Cell and Other Compounds are approved for use in combination and are sold by Kite, its Affiliate or a Sublicensee in separate packages but at a single price point.

1.22“Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources typically used by biotechnology or pharmaceutical companies similar in size and scope to such Party (together with its Affiliates) to perform the obligation at issue, which efforts shall be substantially the same as those efforts made with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the competitiveness of the marketplace, the proprietary position of the products, the regulatory structure involved, Regulatory Authority approved labeling, product profile, the profitability of the applicable products, issues of safety and efficacy, the likely timing of the product’s entry into the market, the likelihood of receiving Marketing Approval and other relevant scientific, technical and commercial factors.

1.23“Committee” means the JSC, Project Team and any subcommittee established by the JSC, as applicable.

1.24“Competing Acquisition” means acquisition of a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase or purchase of assets) that is, prior to such acquisition, conducting one or more Competing Programs involving one or more Candidate Targets.

1.25“Competing Collaboration” means entry of a license, collaboration or other arrangement with a Third Party with respect to one or more Competing Programs involving one or more Candidate Targets, or an amendment to an existing license, collaboration or other arrangement to include a Competing Program involving a Candidate Target.

1.26“Confidential Information” of a Party means all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature (including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae) that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form in connection with this Agreement.  The terms and conditions of this Agreement shall constitute the Confidential Information of both Parties.

1.27“Control” or “Controlled” means the possession of the ability to grant a license or sublicense of, or access to, Patent Rights, Know-How, or other tangible or intangible rights as provided for herein, other than any such ability obtained pursuant to a license granted under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, without violating the terms of any agreement or arrangement with any Third Party.  Notwithstanding anything in this Agreement to the contrary, a Party (or an Affiliate of a Party, as applicable) shall be deemed not to Control any Patent Rights or Know-How or such other rights that are owned or controlled by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates (other than such Party and its Affiliates in existence immediately prior to such Change of Control), except to the extent such Patent Rights or Know-How or other rights: (a) arise from activities conducted by such Third Party or its Affiliates under this Agreement after such Change of Control; or (b) are developed or conceived by such Third Party or its Affiliates after such Change of Control using or incorporating such Party’s or such Party’s Affiliates’ technology prior to such Change of Control, including any improvements thereto.

1.28“Cover” means, with respect to a product and Patent Right, that but for a license granted to a Person under such Patent Right (or ownership thereof), the manufacture, use, or sale of such product by such Person would infringe a Valid Claim included in such Patent Right (considering pending patent applications under clause (b) of the definition of Valid Claims to be issued with the then-pending claims).

1.29“Directly Competing Product” means, with respect to a Licensed Product, a product that is the subject of a Competing Program and that (a) [*]; (b) [*]; (c) [*]; and (d) [*].

1.30“Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.31“Effective Date” means the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Section 12.4 of this Agreement.

1.32“EMA” means the European Medicines Agency or any successor entity thereto.

1.33“EU” means the European Union and its member states as of the Execution Date and any member states added during the Term, and will be deemed to include the United Kingdom.

1.34“Excluded Third Party Licenses” means those agreements related to AAV manufacturing listed on Exhibit A.

1.35“Executive Officer” means (a) with respect to Sangamo, the Chief Executive Officer (or equivalent) of Sangamo or (b) with respect to Kite, Executive Vice President, Oncology Therapeutics (or equivalent).

1.36“Existing Third Party Licensor” means any licensor of an Existing Third Party License.

1.37“Existing Third Party Licenses” means any agreements entered into by Sangamo with a Third Party prior to the Execution Date, including any amendments thereto as of the Execution Date, pursuant to which Sangamo Controls any Sangamo Technology, but excluding all Excluded Third Party Licenses.  All Existing Third Party Licenses are listed on Exhibit B.

1.38“FDA” means the United States Food and Drug Administration or any successor entity thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.39“Field” means the treatment, adjuvant treatment or palliation of cancer.

1.40“Filing” of a BLA or MAA means the acceptance for filing by a Regulatory Authority of such filed or submitted BLA or MAA.

1.41“Final AAV” means an AAV that (a) [*], and (b) [*].

1.42“Final ZFN” means a ZFN that (a) [*], and (b) [*].

1.43“First Commercial Sale” means, with respect to a particular Licensed Product and country, the first sale in such country of such Licensed Product after Marketing Approval of such Licensed Product in such country.

1.44“FTE” means the equivalent of a full time person, working for a minimum of [*] hours per year, conducting activities under a Research Plan, technology transfer activities, regulatory support activities, or other activities requested by Kite.  In the case that any individual works partially on such activities under this Agreement and partially on other work in a given year, then the full-time equivalent to be attributed to such individual’s work hereunder shall be equal to the percentage of such individual’s total work time in such year that such individual spent working on such activities under this Agreement.  In no event shall (a) any one individual be counted as more than one (1) FTE; or (b) indirect personnel (including support functions such as managerial, financial, legal or business development) constitute FTEs, except for research, development, regulatory and technical operations managers, in each case, who conduct activities under a Research Plan, technology transfer activities, regulatory support activities, or other activities requested by Kite.  Alliance managers and project managers will constitute FTEs solely to the extent included in a budget under a JSC approved Research Plan.

1.45“FTE Rate” means an initial rate of [*] per FTE per year.  Commencing on January 1, 2019, the FTE Rate shall be changed annually [*]; provided that the FTE Rate will in no event be less than [*] per FTE per year.

1.46“GAAP” means the U.S. generally accepted accounting principles, consistently applied.

1.47“GCP” means the then current good clinical practice standards for clinical trials for pharmaceuticals, as set forth in the United States Food, Drug and Cosmetic Act, as amended from time to time, or other applicable law, and such standards of good clinical practice as are required by the Regulatory Authorities of the EU and other organizations and Governmental Authorities in countries for which the applicable Licensed Product is intended to be developed, to the extent such standards are not less stringent than United States GCP.

1.48“Genome Editing” means [*].

1.49“[*]” mean [*] that [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.50“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside the United States.

1.51“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.52“HSR Act” means the Hart-Scott-Rodino Act of 1976.

1.53“Immune Cells” means T-lymphocytes (T cells) and natural killer (NK) cells, including [*].

1.54“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.55“IND Acceptance” means, with respect to an IND, the earlier of (a) receipt by Kite, its Affiliate or a Sublicensee of written confirmation from a Regulatory Authority or other applicable Person that human clinical studies may proceed under such IND, and (b) expiration of the applicable waiting period after which human clinical studies may proceed under such IND.

1.56“Invention” means any information, including discoveries, improvements, modifications, processes, methods, assay, designs, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that is discovered, generated, conceived and/or reduced to practice by or on behalf of a Party or its Affiliate or sublicensee pursuant to activities conducted under this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.57“[*] Patents” means all Patent Rights claiming [*].

1.58“[*] Patents” means all Patent Rights claiming [*].

1.59“Kite Technology” means all Know-How and Patent Rights that are Controlled by Kite or its Affiliates as of the Execution Date or during the Research Term and necessary or useful for Sangamo to perform its obligations under this Agreement.

1.60“Know-How” means any information, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights, including Materials.

1.61“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.62“Licensed Product” means an Auto Licensed Product, Allo HD Licensed Product or Allo UCL Licensed Product.

1.63“MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority outside of the U.S. for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction, and all amendments and supplements thereto.

1.64“Major EU Countries” means France, Germany, Italy, Spain, and United Kingdom.

1.65“Major Market Countries” means [*].

1.66“Marketing Approval” means all approvals, licenses, registrations, or authorizations necessary for the commercial sale of a Licensed Product in a given country or regulatory jurisdiction.  Marketing Approval shall include Pricing Approval if Pricing Approval is necessary for commercial sale of such Licensed Product in such country or regulatory jurisdiction.

1.67“Modified Cell” means an Immune Cell that [*].

1.68“MRC Agreement” means that certain Intellectual Property Agreement between Sangamo, as successor in interest to Gendaq Limited (formerly known as Endlock Limited), and the Medical Research Council, dated May 21, 1999.

1.69“Net Sales” means the gross amount invoiced for sales of a Licensed Product by Kite, its Affiliates or Sublicensees to Third Parties, less:

(a)Normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged Licensed Products, returns or rejections of Licensed Products;

(b)Adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) for Licensed Products granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care institutions (including hospitals) or other health care organizations, Third Party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(c)Compulsory payments and cash rebates related to the sales of such Licensed Product paid to a governmental authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, including required chargebacks and retroactive price reductions, to the extent allowed and taken; including

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

government levied fees as a result of healthcare reform policies, to the extent such fees are specifically allocated to sales of such Licensed Product as a percentage of Kite’s, its Affiliate’s or a Sublicensee’s entire pharmaceutical product sales;

(d)Amounts invoiced for sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of Kite; provided that any such amounts subsequently collected will be included in Net Sales for the period in which such amounts were collected;

(e)Reasonable and customary freight, shipping insurance and other transportation expenses, each directly related to the sale of the Licensed Products (if actually borne by Kite, its Affiliates or Sublicensees without reimbursement from any Third Party); and

(f)Sales or excise taxes, tariffs and duties, including, without limitation, VAT and U.S. sales tax, and all other taxes and government charges related to the sale of Licensed Product, in each case to the extent that each such item is actually borne by Kite, its Affiliates or Sublicensees without reimbursement from any Third Party (but excluding taxes properly assessed or assessable against the income derived by Kite, its Affiliates or Sublicensees from such sale).

The transfer of Licensed Products by Kite or one of its Affiliates or Sublicensees to another Affiliate or Sublicensee shall not be considered Net Sales, unless such Affiliate or Sublicensee is an end user.  Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration. Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under named patient use, compassionate use, patient assistance, or test marketing programs or other similar programs or studies, in each case where the Licensed Product is provided at or below cost, shall not result in any Net Sales.

All discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to the Licensed Product and other products or services of Kite, its Affiliates, and Sublicensees such that the Licensed Product does not bear a disproportionate portion of such deductions. In the event that any discounts, reductions, payments, or rebates are offered for a Licensed Product sold in a grouped set of products or services, the applicable discount, reduction, payment, or rebate for the Licensed Product in such set shall be based on the weighted average discount, reduction, payment, or rebate of such grouped set of products or services, each to the extent consistent with GAAP and Kite’s, its Affiliate’s, or Sublicensee’s usual course of dealing for its products and services other than the Licensed Product.

The foregoing amounts shall be determined from the books and records of Kite, its Affiliates or Sublicensees maintained in accordance with GAAP, consistently applied.  For clarity, if a single item falls into more than one of the categories set forth in clauses (a) to (f) above, such item may not be deducted more than once.  With respect to Net Sales not denominated in U.S. Dollars, Kite shall convert such Net Sales from the applicable foreign currency into U.S. Dollars in accordance with Section 9.8.

Net Sales for a Combination in a country shall be calculated as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)If the Modified Cell in such Combination and the Other Compounds each are sold separately in such country in the applicable Calendar Year and are not sold together at a single price point that is less than A+B, Net Sales will be calculated by multiplying the total Net Sales (as defined above) of the Combination by the fraction A/(A+B), where A is the public or list price in such country of the Modified Cell sold separately in the same formulation and dosage and for a comparable indication, and B is the (sum of the) public or list price(s) in such country of the Other Compounds sold separately in the same formulation and dosage and for a comparable indication, during the applicable Calendar Year.

(ii)If such Modified Cell is sold independently for the same formulation and dosage and for a comparable indication of the Other Compounds in such country in such Calendar Year, but the public or list price in such country of the Other Compounds cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as defined above) of such Combination by the fraction A/C, where A is the public or list price in such country of such Modified Cell sold independently and C is the public or list price in such country of the Combination during the applicable Calendar Year.

(iii)If the public or list price in such country of such Modified Cell cannot be determined and/or if the Modified Cell and Other Compound are sold together at a single price point that is less than A+B, the Parties shall discuss an appropriate allocation of Net Sales to the Modified Cell and to the Other Compounds in good faith based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each therapeutically active ingredient, and relative value to the end user of each therapeutically active ingredient.  If the Parties fail to agree on such allocation, it will be determined by an independent Third Party expert agreed by the Parties, whose decision will be final and binding on the Parties.

For clarity, no allocation of Net Sales will be applied for a combination therapy in which a Modified Cell and one or more Other Compounds are each sold at a different price point and such Modified Cell is invoiced by Kite, its Affiliate or a Sublicensee and one or more of such Other Compounds are invoiced by a Third Party.

1.70“NKR” means a Natural Killer activating receptor.

1.71“Other Compound” means, with respect to a Modified Cell, (a) any pharmaceutically or therapeutically active compound or molecule that is not within, on the cell surface of, or secreted by, such Modified Cell or (b) any pharmaceutically or therapeutically active cell that is not such Modified Cell or another Modified Cell.

1.72“Other Sangamo Patent” means any Sangamo Patent (excluding any Joint Patent) that [*].

1.73“Other Target” means any Target other than the [*].

1.74“Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.75“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority, or other entity.

1.76“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations.

1.77“Phase 1/2 Clinical Trial” means a Phase 1 Clinical Trial that (a) is also designed to satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations; or (b) is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) or corresponding foreign regulations.

1.78“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(b) and that is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular therapeutic indication or therapeutic indications in a target patient population, or a similar study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.79“Pivotal Clinical Trial” means a human clinical trial of a Licensed Product that (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) that is intended to provide sufficient efficacy data to support the Filing of a BLA or MAA for such Licensed Product in such country.

1.80“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

1.81“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products.

1.82“[*] Sangamo Patent” means any Sangamo Patent (excluding Sangamo’s interest in any Joint Patent) that [*].

1.83“Regulatory Authority” means any applicable Governmental Authority responsible for granting INDs or Marketing Approvals for Licensed Products, including the FDA, EMA, PMDA and any corresponding national or regional regulatory authorities.

1.84“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a biopharmaceutical product other than Patent Rights, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Hatch-Waxman Act, the FDA Modernization Act of 1997 or the Biologics Price Competition and Innovation Act, or rights similar thereto outside the United States.

1.85“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings and submissions made to, received from or otherwise conducted with a Regulatory Authority in order to research, develop, manufacture, or commercialize a Licensed Product in a particular country or jurisdiction.  “Regulatory Materials” include all INDs, BLAs, MAAs and Marketing Approvals.

1.86“Sangamo Equivalent Product” means, with respect to an Acquired Competing Product or Acquired Non-Competing Product, as applicable, a product that (a) [*], (b) [*], (c) [*], and (d) [*].

1.87“Sangamo Genome Technology” means all Know-How and Patent Rights that are Controlled by Sangamo or its Affiliates as of the Execution Date or during the Term (excluding Sangamo’s interest in any Joint Inventions and Joint Patents) that are (a)  related to (i) Genome Editing using ZFNs [*]; and (b) necessary or useful to develop, manufacture, use, sell, offer for sale, import or otherwise commercialize a Modified Cell as part of a Licensed Product in the Field in the Territory; provided however that Sangamo Genome Technology shall exclude ZFN Design IP, Excluded Third Party Licenses, or any Know-How or Patent Rights licensed to Sangamo or its Affiliates by a Third Party pursuant to a license agreement that is not a Third Party License.

1.88“[*] Patents” mean all Patent Rights claiming [*]. For clarity, [*].

1.89“Sangamo Patents” means the Patent Rights included in (a) the Sangamo Genome Technology; or (b) the Sangamo Product Technology, and including for the avoidance of doubt, any Product-Specific Sangamo Patents.  The Sangamo Patents existing as of the Execution Date are listed on Exhibit C.

1.90“Sangamo Product Technology” mean all Know-How and Patent Rights that are Controlled by Sangamo or its Affiliates as of the Execution Date or during the Term (excluding Sangamo’s interest in any Joint Inventions and Joint Patents) that are necessary or useful to develop, manufacture, use, sell, offer for sale, import or otherwise commercialize a Licensed Product in the Field in the Territory; provided however that Sangamo Product Technology shall exclude (a) Sangamo Genome Technology; [*].

1.91“Sangamo Technology” means Sangamo Genome Technology and Sangamo Product Technology.

1.92“Stem Cells” means cells that have the ability to renew and divide in culture or in-vivo and to give rise to multiple cell lineages and specialized cells, including Immune Cells.  Stem Cells include renewable cell sources such as induced pluripotent stem cells (“iPSCs”) and embryonic stem cells and hematopoietic stem and progenitor cells.

1.93“Sublicensee” means (a) a Third Party to whom Kite or its Affiliates has granted or grants rights to develop, manufacture or commercialize a Licensed Product or (b) any further permitted sublicensee or other grantee of such rights (regardless of the number of tiers, layers or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

levels of sublicenses or other grant of such rights), but in each case excluding for the avoidance of doubt, any distributors or subcontractors.

1.94“Target” means any single antigen (and not a family of antigens) that is expressed on or in a human malignant tumor cell.

1.95“TCR” means a T cell receptor comprising several subunits including (a) two heterologous protein subunits including an alpha chain encoded by the TCRA gene (HGNC ID12027) and a beta chain encoded by the TCRB gene (HGNC ID 12155); (b) two heterologous protein subunits including a gamma chain encoded by the TCRG gene (HGNC ID12271) and a delta chain encoded by the TCRD gene (HGNC ID12252); (c) the pre-TCR-alpha protein encoded by the PTCRA gene (HGNC:21290) or the murine counterpart, alone or in conjunction with an alpha, beta, gamma, or delta chain as defined in (a) and (b); or (d) a single molecule, heterodimer, chimera or any engineered variant of such alpha, beta, gamma, delta, pre-TCR-alpha human or murine chain combinations.

1.96“Territory” means worldwide.

1.97“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.98“Third Party Licenses” means the Existing Third Party Licenses and any Third Party agreement that is deemed to be a Third Party License pursuant to Section 2.5(b), including [*].

1.99“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.100“[*]” means [*].

1.101“Universal Cell Lines” means [*] created through the ex vivo use of [*].

1.102“Valid Claim” means (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) that (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has been pending less than [*] from the earliest date on which such patent application claims priority and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.103“ZFN” means a zinc finger nuclease polypeptide.

1.104“[*]” means [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.105“ZFN Design IP” mean any Know-How or Patent Rights to the extent related to the design, screening or optimization of ZFNs, [*].

1.106Interpretation.  In this Agreement, unless otherwise specified:

(a)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)the words “shall” and “will” have the same meaning;

(d)references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof;

(e)references to “days” will mean calendar days, unless otherwise specified;

(f)any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(g)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(h)the Exhibits and other attachments form part of the operative provision of this Agreement and references to “this Agreement” shall include references to the Exhibits and attachments.

1.107Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Definition	Section
Abandoning Party	10.2(c)(ii)(2)
[*]	[*]
Base Abandonment	10.2(c)(ii)
Base Patent Jurisdictions	10.2(c)(i)
[*]	[*]
Competing Program	2.4(c)(i)(1)
Confidentiality Agreement	16.8
Continuing Party	10.2(c)(ii)(2)
CREATE Act	10.1(a)(iv)
Development Plan	5.2
Disclosing Party	11.1(a)
Dispute	16.5
[*]	[*]
Indemnified Party	15.3(a)
Indemnifying Party	15.3(a)
Infringer	10.3(b)
Infringing Product	10.3(a)
iPSCs	1.92
Joint Inventions	10.1(a)(iii)
Joint Patents	10.1(a)(iii)
Joint Steering Committee or JSC	3.1
Joint Territories	10.2(c)(i)
[*]	[*]
Kite Indemnitees	15.1
Kite Withholding Tax Action	9.11
Liabilities	15.1
Materials	4.11(a)
[*]	[*]
Negotiation Period	2.6
Non-Base Abandonment	10.2(c)(ii)
Other Joint Patents	10.2(c)(i)
Product Infringement	10.3(a)
Product Marks	10.7
Project Team	3.2
Receiving Party	11.1(a)
Research Plan	4.1
Research Program	4.1
Research Term	4.2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Royalty Floor	9.6(c)(iii)
Royalty Term	9.6(b)
[*]	[*]
Sangamo Indemnitees	15.2
Sangamo Party	6.3
[*]	[*]
SEC	11.5(b)
[*]	[*]
Third Party Infringement	10.4
Term	13.1
[*]	[*]
[*]	[*]
ZFN License	2.6

Article 2
LICENSES

2.1Licenses to Kite.

(a)Research License.  Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Kite a royalty-free, non-exclusive license, with the right to grant sublicenses only to its Affiliates and subcontractors, under the Sangamo Technology, Joint Patents and Joint Inventions, solely to conduct those research activities allocated to Kite in the Research Plans.

(b)Product License.  Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Kite an exclusive (even as to Sangamo), royalty-bearing license, with the right to grant sublicenses solely as provided in Section 2.1(c), under:

(i)the Sangamo Genome Technology and Sangamo’s interest in Joint Inventions and Joint Patents, to:

(A) make and have made Final ZFNs and Final AAVs solely for the purposes set forth in (i)(B) below,

(B) use [*] ex vivo (1) on or in Immune Cells to generate Modified Cells solely for use in Licensed Products in accordance with (ii) below or (2) on or in Stem Cells to generate Universal Cell Lines solely for use to generate Modified Cells for use in Licensed Products in accordance with (ii) below, and

(C) make and have made, from the Modified Cells generated pursuant to (i)(B), additional quantities of such Modified Cells solely for use in Licensed Products in accordance with (ii) below; and

(ii)the Sangamo Product Technology and Sangamo’s interest in Joint Inventions and Joint Patents, to:

(A) make and have made Licensed Products using the Modified Cells made through (i)(B) or (i)(C) above solely for the purposes set forth in (ii)(B) below and

(B) research, develop, use, sell, offer for sale, import, or otherwise commercialize such Licensed Products in the Field in the Territory.

For clarity, the license grant in this Section 2.1(b) to Sangamo Technology and Sangamo’s interest in Joint Inventions and Joint Patents does not include the rights to make, have made, use, sell, offer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for sale, import or otherwise commercialize any pharmaceutically or therapeutically active ingredient that is (a) not a CAR, TCR, or NKR in a Modified Cell where each antigen to which such receptor is directed is a Candidate Target, or (b) a gene insertion (knock-in) or gene disruption (knock-out), in a Modified Cell, that is not identified in the applicable Research Plan.

(c)Sublicenses.

(i)Subject to the terms and conditions of this Agreement and the applicable Third Party Licenses, Kite may grant to one or more Affiliates or Third Parties (through one or more tiers) a sublicense under the licenses granted by Sangamo to Kite hereunder. Kite shall remain responsible for the performance of all of its Affiliates and Sublicensees to the same extent as if such activities were conducted by Kite, and shall remain responsible for any payments due hereunder with respect to activities of any of its Affiliates or Sublicensees.

(ii)Kite shall provide Sangamo with a copy of each executed agreement under which Kite grants a sublicense under the license granted in Section 2.1(b) to any Affiliates [*] or Sublicensee within thirty (30) days after execution thereof, which shall be treated by Sangamo as Kite’s Confidential Information. With respect to those Existing Third Party Licenses identified on Exhibit D or any additional Third Party License added under Section 2.5(b) that require Sangamo to provide the applicable Third Party licensor a copy of any agreement with a Sublicensee or Affiliate of Kite that includes a sublicense under such Third Party License [*] or a summary of the terms of such agreement, [*].  Prior to providing a copy of such Sublicensee (or, if applicable, Affiliate) agreement to Sangamo, Kite may, [*], redact certain terms of any such agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement or a verification of compliance with the requirements of this Agreement; provided further, that [*].

(iii)Each agreement in which Kite grants a sublicense hereunder shall be subject to the applicable terms and conditions of this Agreement and any Third Party Licenses sublicensed to such Sublicensee or Affiliate, and shall expressly include (A) the terms set forth in Exhibits D and D-1 with respect to each Existing Third Party License sublicensed to a Sublicensee or Affiliate and (B) a requirement to provide a copy of any agreement granting a sublicense thereunder to Kite for provision to the applicable Third Party licensor, in the case of each of (A) and (B), solely to the extent Kite is obligated to provide a copy of a written agreement with any Affiliate or Sublicensee pursuant to Section 2.1(c)(ii).

(iv)If Kite, its Affiliate, or a Sublicensee cannot grant further sublicenses under a particular Third Party License, then at Kite’s request in conjunction with Kite’s granting of a sublicense under this Section 2.1(c), or its Affiliate’s or Sublicensee’s granting of a further sublicense, Sangamo shall grant a sublicense under such Third Party License to such Affiliate or Sublicensee (or further Sublicensee) for no additional consideration to Sangamo (but subject to Section 2.1(c)(v)) and otherwise on terms that are consistent with the Third Party License, the sublicense granted by Kite to its Affiliate or such Sublicensee, and the terms of this Agreement.

(v)[*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)Retained Rights.  Notwithstanding the exclusive license granted by Sangamo to Kite, Sangamo retains the rights under the Sangamo Technology, Joint Inventions and Joint Patents solely to the extent necessary to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees or subcontractors.

2.2License to Sangamo.  Subject to the terms and conditions of this Agreement, Kite hereby grants to Sangamo a royalty-free, non-exclusive license, with the right to grant sublicenses only to its Affiliates and subcontractors, under the Kite Technology, Joint Patents and Joint Inventions, solely to conduct those activities allocated to Sangamo in the Research Plans or those activities performed by Sangamo at Kite’s request in Sections 5.1(b), 6.1, 6.2 and 7.3.

2.3No Implied Licenses; Negative Covenant.  Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other intellectual property owned or controlled by the other Party.  Neither Party shall, nor shall permit any of its Affiliates or sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license granted to it under this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to prevent or restrict in any way the ability of those employees of a Party or its Affiliates or other sublicensees, in each case, without  use of Confidential Information of the other Party, to conduct any activities in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity if conducted by a Third Party.

2.4Exclusivity.

(a)During the Research Term.  Subject to Sections 2.4(c), 2.4(d) and 2.4(e), during the Research Term, except for activities conducted under this Agreement, neither Party nor its Affiliates shall, whether for itself or any Third Party and including the grant or receipt of any license to or from any Third Party, research, develop, manufacture or commercialize in the Field, any product containing an engineered Immune Cell that, as a result of ex vivo Genome Editing, expresses or is capable of expressing on its cell surface a CAR, NKR, or TCR that is directed to any Target; provided, however, that [*].

(b)After the Research Term.  Subject to Sections 2.4(c), 2.4(d) and 2.4(e), during the remainder of the Term after the end of the Research Term, except for activities conducted under this Agreement, neither Party nor its Affiliates shall, whether for itself or any Third Party and including the grant or receipt of any license to or from any Third Party, develop, manufacture or commercialize in the Field, any product containing an engineered Immune Cell that, as a result of ex vivo Genome Editing, expresses or is capable of expressing on its cell surface a CAR, NKR, or TCR that is directed to any Candidate Target.

(c)Exceptions for Acquired Competing Program, Collaboration, or Change of Control.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)By Sangamo.

(1)Acquired Competing Programs. Notwithstanding Sections 2.4(a) and 2.4(b), in the event that Sangamo or its Affiliate acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase or purchase of assets) that is, prior to such acquisition, conducting a research, development, manufacturing or commercialization program with respect to a Target or Candidate Target, which program, if conducted by a Party or its Affiliate at such time, would be a breach of such Party’s exclusivity obligations set forth above (a “Competing Program”), Sangamo shall either (A) wind-down such Competing Program promptly following the closing of such acquisition, or (B) use Commercially Reasonable Efforts to divest such Competing Program promptly following the closing of such acquisition and in any event within [*] after the closing of such acquisition; provided that if Sangamo elects option (B), (I) such time period shall be extended, and Sangamo shall not be in breach of Section 2.4(a) or 2.4(b), if at the expiration of such time period (and any extensions thereto), Sangamo provides competent evidence of reasonable ongoing efforts to divest such Competing Program; and (II) Sangamo shall cease all research (solely during the Research Term), development and commercialization activities with respect to such Competing Program if Sangamo has not completed such divestment within [*] after the closing of such acquisition (it being understood that Sangamo may thereafter continue its efforts to divest such asset).  For clarity, if Sangamo elects option (B), the continued conduct of such Competing Program during such [*] period shall not be deemed a breach of Sangamo’s exclusivity obligations set forth herein, provided that such Competing Program is conducted independently of Sangamo’s activities under this Agreement and [*].

(2)Change of Control. In the event of a Change of Control of Sangamo, Sections 2.4(a) and 2.4(b), as applicable, shall not apply to the subject matter of any Competing Program that (A) is owned or controlled by a Third Party described in the definition of “Change of Control” or its Affiliates prior to or as of the closing of such Change of Control, or (B) becomes owned or controlled by such Third Party or its Affiliates after the closing of such Change of Control, in each case if such Competing Program is conducted independently of Sangamo’s activities under this Agreement and [*]; provided further that, [*] following consummation of such Change of Control, [*].

(ii)By Kite.

(1)Acquired Competing Products. Notwithstanding Sections 2.4(a) and 2.4(b),

(a)if Kite or its Affiliate enters into either a Competing Collaboration with one or more Directly Competing Product(s) or a Competing Acquisition where the primary purpose of such Competing Acquisition was to obtain Directly Competing Products, then Kite shall have [*] following the effective date of the closing of such transaction to elect one of the following actions with respect to such Acquired Competing Product(s) upon written notice to Sangamo: [*]; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)if Kite or its Affiliate acquires one or more Directly Competing Product(s) in a Competing Acquisition where acquisition of such Directly Competing Product(s) was not the primary purpose of such Competing Acquisition, then Kite shall have [*] following the effective date of the closing of such Competing Acquisition to elect one of the following actions with respect to each such Acquired Competing Product upon written notice to Sangamo: [*].

(2)[*]. Notwithstanding Sections 2.4(a) and 2.4(b), if Kite or its Affiliates enters into a Competing Collaboration or a Competing Acquisition that contains an Acquired Non-Competing Product, then with respect to such Acquired Non-Competing Product: (a) Kite and its Affiliates shall [*]; (b) Kite shall [*]; (c) Sangamo and its Affiliates shall [*]; and (d) Sections 2.4(a) and 2.4(b) shall otherwise continue to apply with respect to [*]. For the avoidance of doubt, [*] on account of acquisition of any Acquired Non-Competing Products.

(3)[*]. Notwithstanding Section 2.4(a), during the Research Term, in the event that Kite or its Affiliate (a) acquires a Competing Program involving a Target, whether by [*].

(4)[*]. If Kite elects to terminate this Agreement with respect to Licensed Product(s) corresponding to the Acquired Competing Product(s), then (a) Sections 2.4(a) and 2.4(b) will terminate [*] with respect to the [*]; (b) Kite will [*]; (c) Kite and its Affiliates shall [*]; and (d) Sangamo and its Affiliates shall [*].  Kite’s election to terminate this Agreement with respect to the Licensed Product corresponding to the Acquired Competing Product will [*] or [*].

For example, consider the following hypothetical situation: the Parties are developing [*], and [*]. If Kite acquires from a Third Party, [*], such product shall be deemed [*].  If Kite elects to terminate this Agreement with respect to [*], then: (i) this Agreement would terminate with respect to [*], (ii) Sections 2.4(a) and 2.4(b) would terminate with respect to [*], (iii) the Agreement would remain in effect with respect to [*], (iv) Kite and its Affiliates would [*], (v) Sangamo and its Affiliates would [*], (vi) Sections 2.4(a) and 2.4(b) would otherwise continue to apply [*] with respect to [*], and (vii) Kite would [*].

(5)[*].

(6)[*].

(7)Consequences of Divestment. If Kite elects to divest a Directly Competing Product above, Kite shall use Commercially Reasonable Efforts to complete such divestment within [*] after the effective date of closing of such transaction; provided that such [*] period shall be extended, and Kite shall not be in breach of Section 2.4(a) or 2.4(b), if (a) at the expiration of such time period (and any extensions thereto), Kite provides competent evidence of reasonable ongoing efforts to divest such Directly Competing Product, and Kite ceases all research (solely during the Research Term), development and commercialization activities with respect to such Directly Competing Product within [*] after the closing of such transaction (it being understood that Kite may thereafter continue its efforts to divest such asset) and (b) such Directly Competing Product is conducted independently of Kite’s activities under this Agreement and [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(8)Change of Control. In the event of a Change of Control of Kite, Sections 2.4(a) and 2.4(b), as applicable, shall not apply to the subject matter of any Competing Program that (A) is owned or controlled by a Third Party described in the definition of “Change of Control” or its Affiliates prior to or as of the closing of such Change of Control, or (B) becomes owned or controlled by such Third Party or its Affiliates after the closing of such Change of Control, in each case if such Competing Program is conducted independently of Kite’s activities under this Agreement and [*]; provided further that, [*] following consummation of such Change of Control, [*].

(d)Sangamo Exception. Kite acknowledges that Sangamo, prior to the Execution Date, entered into agreements pursuant to which it granted licenses to Third Parties with respect to [*], and that such licenses are not prohibited by this Section 2.4. Kite also acknowledges that Sangamo, prior to the Execution Date, entered into material transfer agreements with [*], and that the performance of such material transfer agreements are not prohibited by this Section 2.4.

(e)Kite Exceptions.

(i)[*]. Sangamo acknowledges that Kite, prior to the Execution Date, entered into an agreement with [*] with respect to the [*], and that such continued activities are not prohibited by this Section 2.4; provided that (a) [*]; and (b) [*].

(ii)[*]. At Kite’s election, provided by written notice to Sangamo, the exclusivity obligations of each Party set forth in Section 2.4(a) during the Research Term shall not apply with respect to (a) any Target for which [*]; (b) any Candidate Target for which [*]; or (c) any Target that [*].

(iii)[*]. In addition, at Kite’s election, provided by written notice to Sangamo, the exclusivity obligations of Kite set forth in Section 2.4(b) after the Research Term shall not apply with respect to any Licensed Product for which (a) [*]; and (b) [*]. For clarity, during the period of exclusivity with respect to such Licensed Product, Kite and its Affiliates shall [*].

(iv)[*]. Notwithstanding Sections 2.4(a) and 2.4(b), Kite and its Affiliates may [*] and [*] shall not be deemed a breach of its exclusivity obligations set forth in such sections if [*] and [*].

2.5Third Party Licenses.

(a)Terms of Third Party Licenses.  Kite acknowledges that the licenses granted to Kite in Section 2.1 include sublicenses under certain Sangamo Technology that is licensed to Sangamo pursuant to Third Party Licenses and that such sublicenses are subject to those terms and conditions of such Third Party Licenses, which are (i) set forth on Exhibits D and D-1, in the case of Existing Third Party Licenses, or (ii) disclosed to Kite in accordance with Section 2.5(b) in the case of other Third Party Licenses.

(b)Additional Third Party License. If Sangamo or any of its Affiliates desires to enter into any agreement with a Third Party after the Execution Date to obtain a license from

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Third Party to any Know-How or Patent Rights that are necessary or useful to manufacture, use, or commercialize any Licensed Product (including related Final ZFNs and [*]) in the Field, other than licenses for [*].

(c)In the event that Sangamo receives written notice of an alleged material breach by Sangamo or its Affiliates under any Third Party License, where termination of such Third Party License or any diminishment of the licenses granted to Kite under the Sangamo Technology is being or could be sought by the Third Party licensor, then Sangamo will promptly, but in no event less than [*] days thereafter, provide written notice thereof to Kite and grant Kite the right (but not the obligation) to cure such alleged breach, and if Kite elects to and does cure such breach, then Kite may offset any such reasonable out-of-pocket costs and expenses incurred by or on behalf of Kite or any of its Affiliates or Sublicensees in connection with curing such breach against Kite’s future payment obligations to Sangamo under this Agreement.  Each Party shall notify the other Party if it intends to cure such breach and again promptly after curing such breach.

(d)In the event that the Third Party License is terminated by the applicable Third Party licensor, and such Third Party license permits the sublicense to survive, Kite will have the right, at Kite’s election, to convert the sublicenses granted under this Agreement by Sangamo to a direct license from the applicable Third Party licensor to Kite on the terms and conditions contained in such Third Party License, or such other terms and conditions as may be negotiated by Kite and the applicable Third Party licensor, and Sangamo will cooperate with Kite and its Affiliates to effectuate such direct license. In the event Kite enters into any such direct license with a Third Party licensor, Kite may offset any such reasonable out-of-pocket costs and expenses incurred by or on behalf of Kite or any of its Affiliates or Sublicensees in connection with entering into and exercising its rights or performing under such direct license to the extent that Sangamo would have borne such costs if the applicable Third Party License had not been terminated, against Kite’s future payment obligations to Sangamo under this Agreement.

2.6Right of First Negotiation.  Sangamo hereby grants to Kite a right of first negotiation to obtain from Sangamo a license to [*] (a “ZFN License”) as follows.  If, at any time during [*], Sangamo or any Affiliate wishes to grant to a Third Party a ZFN License with respect to [*], Sangamo shall notify Kite in writing.  If Kite desires to obtain such a ZFN License, Kite shall promptly notify Sangamo and, during the [*] period after the receipt of the notice from Sangamo regarding such ZFN License (the “Negotiation Period”), Kite and Sangamo shall negotiate exclusively and in good faith to agree upon the terms and conditions of and enter into a definitive agreement pursuant to which Sangamo will grant such a ZFN License to Kite.  If Kite does not wish to obtain such a ZFN License, or if the Parties do not enter into a definitive agreement for such a ZFN License before the expiration of the Negotiation Period, then Sangamo shall be free to negotiate with any Third Party with respect to such a ZFN License and to grant such a ZFN License to any Third Party, without any further obligations to Kite.  For clarity, the foregoing right of first negotiation shall expire and shall no longer apply [*] after the expiration of [*].

2.7Right of First Notice.  Sangamo hereby grants to Kite a right of first notice with respect to commercial licensing to and collaboration with Third Parties regarding certain products

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*] as follows. If Sangamo wishes to grant a Third Party a license under Sangamo Technology to, or otherwise collaborate with a Third Party to, develop and commercialize any product that [*], Sangamo shall, with respect to [*], (a) notify Kite in writing, (b) not enter into, or allow any of its Affiliates to enter into, any agreement with a Third Party for such a license or collaboration during the [*] period after such notice, and (c) have no further obligation to Kite after the expiration of such [*] period.  The foregoing right of first notice shall expire and no longer apply after the earlier of (i) [*]; and (ii) the date of [*], as applicable.

Article 3
GOVERNANCE

3.1Joint Steering Committee.  Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of three (3) senior officers of each Party or its Affiliate, to manage the overall collaboration of the Parties under this Agreement.  The JSC shall in particular:

(a)coordinate the activities of the Parties under this Agreement, including facilitating communications between the Parties with respect to the research, development, manufacture and commercialization of Licensed Products;

(b)provide a forum for the discussion of the development, manufacture and commercialization of Licensed Products;

(c)review and approve each Research Plan and amendment thereto, and supervise the execution of the Research Plans in multiple functional areas, such as research, CMC and regulatory strategy;

(d)review and approve, as a [*] or Final ZFN, as appropriate, each [*] or ZFN that is nominated as such by a Party and meets the criteria therefor set forth in the applicable Research Plan;

(e)direct and oversee the operation of the Project Team and any other joint subcommittee established by the JSC, including resolving any disputed matter of such Committees;

(f)determine the strategy and review procedure for scientific publications and presentations pertaining to the Licensed Products in accordance with Section 11.4;

(g)establish additional joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement; and

(h)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.2Project Team.  Within thirty (30) days after the Effective Date, the Parties shall establish a joint project team (the “Project Team”) composed of at least two (2) representatives

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of each Party, to monitor and coordinate the conduct of the Research Program under all Research Plans.  Each Project Team representative shall have knowledge and expertise in the research and development of products similar to the Licensed Products and the Project Team shall include a project manager from each Party.  The Project Team shall in particular:

(a)coordinate the activities of the Parties under the Research Plans and oversee the implementation of the Research Plans;

(b)prepare updates and amendments to existing Research Plans and new Research Plans for additional Licensed Products, and submit such revised or new Research Plans to the JSC for review and approval;

(c)provide a forum for and facilitate communications between the Parties with respect to the research projects conducted under the Research Plans; and

(d)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the research and development of the Licensed Products, as directed by the JSC.

3.3Committee Membership and Meetings.

(a)Committee Members.  Each Committee representative shall have appropriate knowledge and expertise and sufficient seniority (including budgetary authority, as applicable) within the applicable Party to make decisions (if any) arising within the scope of the applicable Committee’s responsibilities.  Each Party may replace its representatives on any Committee on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its Committee members.  Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee.  The co-chairpersons or project managers shall jointly prepare and circulate agendas to Committee members before each Committee meeting and shall direct the preparation of reasonably detailed minutes for each Committee meeting, which shall be approved by the co-chairpersons and circulated to Committee members within thirty (30) days of such meeting.

(b)Meetings.  Each Committee shall hold meetings at such times as it elects to do so, but at least once every three (3) months.  Meetings of any Committee may be held in person, by audio or video teleconference; provided that unless otherwise agreed by both Parties, at least one (1) meeting per year for each Committee shall be held in person, and all in-person Committees shall be held at locations in the U.S. to be selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in any Committee meetings.  No action taken at any meeting of a Committee shall be effective unless at least one representative of each Party is participating.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.4Decision-Making. All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the Project Team or a subcommittee of the JSC and within the scope of its authority, the representatives of the Parties cannot reach an agreement as to such matter within five (5) Business Days after such matter was brought to such Committee for resolution, such disagreement shall be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC and within the scope of its authority, the representatives of the Parties on the JSC cannot reach an agreement as to such matter within [*] Business Days after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within [*] Business Days after such matter has been referred to them, then, except with respect to [*], which must be mutually agreed upon by the Parties, Kite shall have the final decision-making authority, which includes for the avoidance of doubt, [*]; provided, however, that (a) such decision by Kite shall be consistent with the terms of this Agreement, and (b) Kite shall not exercise such final decision-making authority beyond the scope of authority delegated to the JSC under this Agreement. For clarity, Kite shall not have the final decision-making authority to: [*].

3.5General Committee Authority.  Each Committee shall have solely the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement.  No Committee shall have any power to interpret, amend, modify, or determine or waive compliance with, this Agreement.

3.6Discontinuation of Participation on a Committee.  The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  Each Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the Committee; (b) Sangamo providing written notice to Kite, at any time after [*], of Sangamo’s intention to disband and no longer participate in such Committee; or (c) Kite providing written notice to Sangamo, at any time after [*], of Kite’s intention to disband and no longer participate in such Committee.  Once a Committee is disbanded, such Committee shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person, who may be the project manager, for the exchange of information under this Agreement and decisions of such Committee shall be decisions as between the Parties (and failure to agree shall be resolved in accordance with Section 3.4 as if such decision were a JSC decision), subject to the other terms and conditions of this Agreement.

Article 4
RESEARCH PROGRAM

4.1General.  Subject to the terms and conditions of this Agreement, the Parties desire to establish a research and preclinical development program (the “Research Program”) under

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which the Parties will collaborate to conduct research and preclinical development activities pursuant to one or more mutually agreed research plans (each, a “Research Plan”), with each Research Plan directed to the research and early development of one Licensed Product through IND Acceptance for such Licensed Product.

4.2Research Term.  The initial term of the Research Collaboration (the “Research Term”) shall be the [*] period after the Effective Date.  Kite shall have the option to extend the Research Term for up to [*] additional periods of [*] each.  Kite may exercise the extension option by providing written notice to Sangamo no later than [*] before the expiration of the then-current Research Term, which notice shall be accompanied by a non-refundable, non-creditable extension payment of [*] for each extension.  All research activities assigned to Sangamo under the Research Plans will need to be completed before the end of the Research Term; provided, however, that if any such activity is delayed beyond the end of the Research Term due primarily to factors within Sangamo’s reasonable control, then Sangamo shall use Commercially Reasonable Efforts to complete such research activities promptly after the end of the Research Term, without any extension payment by Kite.

4.3Research Plans.

(a)The JSC shall use Commercially Reasonable Efforts to agree on and approve a Research Plan for each Licensed Product to be developed hereunder, and all Research Program activities shall be conducted pursuant to the agreed upon Research Plans.  The Research Plan for a particular Licensed Product shall set forth the timeline and details of all research activities to be conducted by the Parties [*] used to make such Licensed Product [*], and go/no-go success criteria for such Licensed Product.  Each Research Plan shall identify the genes of interest for ex vivo use of ZFNs to achieve the desired disruption (knock-out) and/or knock-in phenotype.  Each Research Plan shall also include activities to [*].

(b)Each Research Plan shall be developed by the Parties through the Project Team and subject to approval by the JSC.  As of the Effective Date, the Parties have agreed upon [*] initial Research Plans, [*]. Such initial Research Plans are attached hereto as Exhibit E.  From time to time, and on at least an annual basis, the Project Team shall prepare appropriate amendments to the then-current Research Plans, including updated budgets, and shall prepare new Research Plans for additional Licensed Products. In addition, if at any time Sangamo anticipates exceeding the budget under a Research Plan, or believes that amendments to any Research Plan are appropriate based on results of activities conducted under such Research Plan, Sangamo may prepare an amendment to the Research Plan for the Project Team’s review and approval.  If Kite desires that Sangamo modify any Final ZFN or [*], Kite may propose that the Project Team prepare a new Research Plan or amendment to a Research Plan to include the relevant activities by Sangamo.  The Project Team shall submit such amendments and new Research Plans to the JSC for review and approval.  Each Party’s Committee members shall consider in good faith all such amendments proposed by the other Party.  Each such amended or new Research Plan shall become effective only upon approval by the JSC.  Each Research Plan shall be consistent with the terms of this Agreement and shall form a part of this Agreement.  In the event of an inconsistency between a Research Plan and this Agreement, the terms of this Agreement will prevail.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4Selection of Candidate Targets.

(a)Kite will have the right to nominate one or more Other Targets by written notice to Sangamo to include in the Research Program under the Agreement.  Promptly following such written nomination by Kite, the Project Team shall prepare a Research Plan to research and pre-clinically develop a Licensed Product directed to such Other Target, and the Project Team shall submit such Research Plan to the JSC for review and approval.  Once the JSC approves a Research Plan for a Licensed Product directed to such Other Target, such Other Target shall become a Candidate Target under this Agreement.  Notwithstanding the foregoing, the JSC shall not be permitted to approve a Research Plan for any Other Target during the last [*] of the Research Term or after the expiration or termination of the Research Term.

(b)If Sangamo believes at any time that [*]. If all Research Plans for all Licensed Products directed to a Candidate Target are terminated (and none have been completed), then at such time, such Candidate Target shall no longer be considered a Candidate Target under this Agreement.  After the completion (but not early termination) of a Research Plan for a Candidate Target, such Candidate Target shall remain a Candidate Target unless terminated (or deemed terminated) by Kite pursuant to Section 13.2(a).

4.5Allocation of Research Responsibilities.  The Research Plan shall reasonably allocate research activities between the Parties in order to best utilize each Party’s expertise and resources, and are currently anticipated to be allocated as follows:

(a)Sangamo shall be responsible for: [*]; and

(b)Kite shall be responsible for all other activities necessary or useful for the research and early development of the applicable Licensed Product [*].

4.6Substitute Genes.  The JSC may amend the Research Plans to include additional genes or substitute genes to be edited using ex vivo use of Final ZFNs.

4.7Research Cost.  Kite shall reimburse Sangamo, in accordance with Section 9.2, for those documented costs and expenses that Sangamo incurs with respect to activities assigned to it under the JSC-approved Research Plans.

4.8Conduct of Research.  Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it under the Research Plans in accordance with the timeline therefor contemplated by the applicable Research Plan and shall conduct such activities in good scientific manner, in compliance with all applicable Laws in all material respects, including where applicable, cGMP, GLP and GCP.

4.9Research Records.  Each Party shall maintain, and cause its Affiliates and their respective employees and subcontractors to maintain, records and laboratory notebooks of its activities under the Research Plans in sufficient detail and in a good scientific manner appropriate for regulatory and intellectual property protection purposes, which records and laboratory notebooks shall be segregated from other research activities not performed under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Such records and laboratory notebooks shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved.

4.10Research Reports.  Each Party shall keep the other Party reasonably informed on the status, progress and results of its activities under the Research Plans through the regularly scheduled Project Team meetings.  At least two (2) Business Days before each Project Team meeting, each Party shall submit to the Project Team a written summary of such activities since its prior report.  The Project Team shall review and discuss the results, status and progress of the Research Program. Without limiting the foregoing, Sangamo shall provide Kite with a final written report within [*] of the completion or earlier termination of such Research Plan, which report will summarize the research activities undertaken and all accomplishments achieved under such Research Plan and contain a copy of all results generated by Sangamo in the performance of such Research Plan (other than [*]). All such reports shall be deemed Kite’s Confidential Information.

4.11Materials.

(a)To facilitate the conduct of the Research Program or the performance of other activities under this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party for use by the other Party to conduct its obligations pursuant to one or more Research Plans including those materials to be provided by Sangamo to Kite as part of the technology transfer and process development assistance (such materials or compounds and any progeny and derivatives thereof, collectively, “Materials”).  All such Materials shall remain the sole property of the supplying Party, but be subject to the licenses granted herein, shall be used only in the fulfillment of obligations or exercise of its rights under this Agreement, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party (except as permitted by Section 2.1(c) or 4.12), and except as provided under Section 4.11(b), shall not be used in research or testing involving human subjects, unless expressly agreed in writing by the supplying Party.  Except as provided under Section 4.11(b), the Materials are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

(b)As and to the extent set forth in the Research Plan [*] that is attached hereto as Exhibit E or any amendment to any such Research Plan, Sangamo may supply to Kite GMP-grade [*] and Final ZFNs in accordance with the terms set forth on Exhibit F.

4.12Subcontractors.  Each Party may engage subcontractors to perform any activities assigned to it under the Research Plans.  Each contract between a Party and a subcontractor shall be consistent with the provisions of this Agreement and shall include provisions, including intellectual property provisions, adequate for the other Party to enjoy the licenses and rights granted hereunder as though such Party had performed the contracted work itself.  Each Party shall be responsible for the management of its subcontractors and shall remain directly responsible for its obligations to conduct the activities assigned to it under the Research Plans that have been delegated or subcontracted to any subcontractor, and shall be directly responsible for the performance of its subcontractors.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 5
DEVELOPMENT

5.1General.

(a)Subject to the terms and conditions of this Agreement, as between the Parties, Kite will be solely responsible for the development of each Licensed Product in the Field after the completion of the applicable Research Plan, at Kite’s sole cost and expense.

(b)Upon Kite’s request, Sangamo shall provide reasonable assistance to Kite in connection with assay development and preclinical development conducted as part of Kite’s development of Licensed Products in the Field pursuant to Section 5.1(a), including by making its technical personnel reasonably available to Kite for consultation.  [*].

5.2Development Plans.  The development of each Licensed Product under this Agreement after the completion of the applicable Research Plan shall be conducted pursuant to a development plan (each, a “Development Plan”).  The Development Plan for a particular Licensed Product shall set forth a general timeline and all material development activities to be conducted in the Field [*].

5.3Development Diligence.  Kite shall (either directly or through one or more Affiliates or Sublicensees) use Commercially Reasonable Efforts [*].

5.4Development Costs.  Kite shall be solely responsible for all costs and expenses incurred in the development of the Licensed Products under this Agreement.

5.5Development Reports.  The Parties have agreed on the format and required content of the written reports that Kite will provide for the development of the Licensed Products, which is set forth in Exhibit G attached hereto.  Kite shall provide the JSC (or Sangamo, if the JSC has been disbanded) with [*] written report in accordance with Exhibit G.  Upon Sangamo’s reasonable request, Kite shall discuss the information in such report with Sangamo and Kite shall timely respond to Sangamo’s reasonable questions or requests for additional information relating to the development of the Licensed Products in the Field.

Article 6
REGULATORY

6.1Regulatory Strategies and Responsibilities.

(a)Except as provided under Section 6.1(c) herein, as between the Parties, Kite shall be responsible for all regulatory affairs for the Licensed Products in the Field, including the preparation and filing of the IND, BLA, MAA and other Regulatory Materials for the Licensed Products in the Field, at its sole expense.

(b)Kite shall provide Sangamo with notice of each IND Acceptance, BLA Filing or approval, and MAA Filing or approval, in each case, with respect a Regulatory Authority

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in any Major Market Country (including the EMA) for a Licensed Product in a timely manner after the submission or receipt thereof.

(c)Upon Kite’s request, Sangamo shall provide reasonable assistance to Kite in connection with the regulatory activities for the Licensed Products in the Field, including the preparation of the relevant Regulatory Materials.  [*].

6.2Meetings with Regulatory Authorities.  At Kite’s request, Sangamo shall provide input to Kite in preparation for any in-person meeting or teleconference with a Regulatory Authority (or related advisory committees), and shall provide assistance to Kite in responding to any request of a Regulatory Authority that relates to any Licensed Product, [*].

6.3Notice for Certain Regulatory Actions.  In the event that Kite issues a recall, market withdrawal, or takes any other similar action in connection with any Licensed Product in the Field, and Kite in its reasonable judgment determines that such action is reasonably related to the Final ZFN used to manufacture such Licensed Product, then [*].   For clarity, Kite shall have the sole right to decide and control such action at its own cost and expense. In the event that Sangamo, its Affiliates, or any of its licensees or sublicensees (a “Sangamo Party”) issues a recall, market withdrawal, or takes any other similar action in connection with any product using a Final ZFN, and the applicable Sangamo Party in its reasonable judgment determines that such action is reasonably related to the Final ZFN used to manufacture such product, then [*].

Article 7
MANUFACTURING AND SUPPLY

7.1General.  [*], as between the Parties, Kite shall be solely responsible for the manufacture and supply of all Licensed Products for use in the Field, including the mRNA encoding the Final ZFNs, the [*], and all other components of such Licensed Products, at Kite’s sole cost and expense.

7.2Technology Transfer.  At Kite’s request, Sangamo shall provide to Kite or its designee [*] information in Sangamo’s possession and Control (but excluding any information licensed by Sangamo under Excluded Third Party Licenses) to the extent necessary for or used by or on behalf of Sangamo in the (i) non-GMP manufacture of the Final ZFNs and [*] for use in the Licensed Product and (ii) the manufacture of the GMP-grade [*] and Final ZFNs provided by Sangamo pursuant to Section 4.11(b). Sangamo shall cooperate with Kite in good faith to enable a smooth transfer of such materials. Kite acknowledges that [*]. Sangamo shall not be under any obligation to [*], provided however, that Sangamo shall [*], and Kite shall [*].

7.3Process Development and Technology Transfer.

(a)Except for the assistance to be provided by Sangamo pursuant to Section 7.3(b), Kite shall (either by itself or through its Affiliates or a Third Party contractor manufacturer) be responsible for process development for manufacturing of Licensed Products for use in the Field, as part of a Research Plan or thereafter, at Kite’s sole cost and expense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Upon Kite’s request, Sangamo shall provide reasonable assistance to Kite in connection with the technology transfer set forth in Section 7.2 and the manufacture process development for the mRNAs encoding the Final ZFNs and [*], including by making its technical personnel reasonably available to Kite for consultation and introducing Kite to Sangamo’s existing contract manufacturer(s) for [*] manufacturing.  [*]

Article 8
COMMERCIALIZATION

8.1General.  Subject to the terms and conditions of this Agreement, as between the Parties, Kite shall be solely responsible, at its sole cost and expense, for commercialization of Licensed Products in the Field in the Territory.

8.2Commercial Diligence.  Kite shall (either directly or through one or more Affiliates or Sublicensees) use Commercially Reasonable Efforts to [*].

8.3Commercialization Reports.  The Parties have agreed on the format and required content of the written reports that Kite will provide for the commercialization of the Licensed Products, which is set forth in Exhibit H attached hereto.  Kite shall provide the JSC (or Sangamo, if the JSC has been disbanded) with [*] written reports in accordance with Exhibit H.

Article 9
FINANCIAL PROVISIONS

9.1Upfront Payment.  Within [*] Business Days of the Effective Date, Kite shall pay to Sangamo a one-time, non-refundable, non-creditable upfront payment of one hundred fifty million Dollars ($150,000,000).

9.2Reimbursement of Research and Other Costs. Kite shall reimburse Sangamo for the cost and expenses incurred by Sangamo under any Research Plan [*] as follows:

(a)Within [*] days after the end of each Calendar Quarter during which Sangamo has performed activities under any Research Plan [*], Sangamo shall submit to Kite a reasonably detailed invoice setting forth the total costs and expenses incurred by Sangamo during such Calendar Quarter in the course of conducting its activities under the applicable Research Plan or providing such other requested Kite assistance, including both internal costs (at the then-current FTE Rate) and out-of-pocket costs with no mark-up.

(b)For FTE performing Sangamo’s activities under a Research Plan, Kite shall only be obligated to reimburse Sangamo for the costs of such FTEs at the FTE Rate to the extent that such costs do not exceed [*] of the budget set forth in such Research Plan.  If Sangamo anticipates that its FTE costs for any particular Research Plan will exceed [*] of the approved budget therefor, Sangamo shall promptly notify the JSC, and the JSC shall discuss in good faith and decide whether to increase such budget.

(c)For out-of-pocket costs incurred by Sangamo under a Research Plan, Kite shall reimburse Sangamo for all such out-of-pocket costs, provided however, that if any actual out-

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of-pocket cost exceeds the budget therefor set forth in such Research Plan, Sangamo shall notify the JSC, and obtain the JSC’s approval, before incurring such out-of-pocket cost.  The JSC may also agree on an alternative vendor to provide the requisite goods or services at a cost that does not exceed the budget therefor.  If the JSC does not approve such excess cost or agree on such an alternative vendor, Sangamo shall have no obligation to incur such out-of-pocket costs that exceed the budget therefor.

(d)[*]

(e)Subject to the limitations set forth in Sections 9.2(b), (c) and (d), Kite shall pay to Sangamo the undisputed amount set forth in Sangamo’s invoice within [*] days after Kite’s receipt of each such invoice.

9.3[*] Milestone Payments.

(a)Subject to the remainder of this Section 9.3, Kite shall pay to Sangamo [*] upon the first time that [*] and [*].

(b)Subject to the remainder of this Section 9.3, Kite shall pay to Sangamo [*] upon the first time that [*] and [*].

(c)Kite will notify Sangamo within [*] days after achievement of each [*] milestone event set forth above. After receipt of each such notice, Sangamo shall submit an invoice for [*] to Kite.  Kite will pay to Sangamo such amount within [*] days of its receipt of such invoice.

(d)Each [*] milestone payment in this Section 9.3 will be non-refundable, non-creditable and payable only once.  For clarity, in no event shall Kite pay Sangamo more than [*] under this Section 9.3, regardless of the number of [*] achieved.

9.4Development Milestone Payments.  Subject to the remainder of this Section 9.4, Kite shall pay to Sangamo the milestone payments set forth in the table below within [*] days after the first achievement of the applicable milestone event with respect to each Licensed Product in the Field (whether by Kite, its Affiliates or Sublicensees):

Milestone Event with respect to each Licensed Product	Milestone Payments
[*]	[*]
Total Development Milestone Payments per Licensed Product	$125,000,000

(a)Each development milestone payment in this Section 9.4 will be non-refundable, non-creditable, and payable (i) only once for each Licensed Product, regardless of the number of times that such milestone event is achieved by such Licensed Product, and (ii) only for the first ten (10) times such milestone event is achieved, regardless of the number of Licensed Products that achieve such milestone event. For clarity, in no event shall Kite pay Sangamo more

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

than one billion two hundred and fifty million Dollars ($1,250,000,000) pursuant to this Section 9.4, regardless of the number of Licensed Products that achieve any development milestone event.

(b)If [*], then milestone event [*], if not previously achieved with respect to such Licensed Product, shall be achieved upon [*].

(c)In the event that milestone event [*] is achieved with respect to a Licensed Product and, at such time, milestone event [*] has not been achieved with respect to such Licensed Product, then milestone event [*] for such Licensed Product shall be deemed achieved at the time of achievement of such milestone event [*].

(d)In the event that any of milestone events [*] is achieved with respect to a Licensed Product and, at such time, milestone event [*] has not been achieved with respect to such Licensed Product, then milestone event [*] for such Licensed Product, as applicable, to the extent not previously achieved, shall be deemed achieved at the time of achievement of such milestone event [*].

(e)For the purpose of Sections 9.4, 9.5 and 9.6, a Licensed Product shall be considered a separate Licensed Product from another Licensed Product if such Licensed Product is [*], in which case such Licensed Product shall, subject to the limitations set forth in such Sections, be eligible for a separate set of development milestone payments and sales milestone payments.

(f)Kite will notify Sangamo within [*] days after achievement of each development milestone event. After receipt of notice of achievement of such development milestone event, Sangamo shall submit an invoice to Kite for the corresponding development milestone payment. Kite will pay to Sangamo the corresponding milestone payment set forth in the table above within [*] days of its receipt of such invoice.

9.5Sales Milestone Payments.  Subject to the remainder of this Section 9.5, Kite shall pay to Sangamo the milestone payments set forth in the table below when the annual aggregate Net Sales of each Licensed Product first reach the values indicated below.

Annual Net Sales of each Licensed Product in the Territory per Calendar Year	Milestone Payments
1.Exceed [*]	[*]
2.Exceed [*]	[*]
3.Exceed [*]	[*]
Total Sales Milestone Payments (per Licensed Product)	$175,000,000

(a)Each sales milestone payment in this Section 9.5 will be non-refundable, non-creditable and payable (i) only once for each Licensed Product, regardless of number of times such milestone event is achieved by such Licensed Product; and (ii) only for the first ten (10) times

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such milestone event is achieved, regardless of the number of Licensed Products that achieve such milestone event.  For clarity, in no event shall Kite pay Sangamo more than one billion seven hundred and fifty million Dollars ($1,750,000,000) pursuant to this Section 9.5, regardless of the number of Licensed Products that achieve any sales milestone event.

(b)The milestone payments in this Section 9.5 shall be additive, such that if more than one milestone event specified above is achieved in the same Calendar Year, then the milestone payments for all such milestone events so achieved shall be payable in the same Calendar Year in accordance with Section 9.5(c).

(c)As part of the Calendar Quarterly royalty report in Section 9.6(d), Kite shall notify Sangamo if the aggregate annual Net Sales of any Licensed Product first reached a value set forth above during the Calendar Quarter to which such report pertains.  Kite shall pay to Sangamo the applicable sales milestone payment(s) concurrent with the delivery of such report.

9.6Royalty Payments.

(a)Royalty Rates.  Subject to the remainder of this Section 9.6, Kite shall make non-refundable and non-creditable (except as otherwise provided in this Agreement) royalty payments to Sangamo on the incremental annual Net Sales of each Licensed Product at the applicable royalty rates set forth below.

For that portion of annual Net Sales of each Licensed Product in the Territory	Royalty Rate
1.Less than or equal to [*]	[*]
2.Greater than [*] but less than or equal to [*]	[*]
3.Greater than [*]	[*]

By way of example only, if Kite, its Affiliates and Sublicensees sell two Licensed Products in the Territory in a given Calendar Year and the Net Sales in the Territory of the first Licensed Product in such year are [*] and the Net Sales in the Territory of the second Licensed Product in such year are [*], then the royalties payable by Kite under this Section 9.6(a) during such year would be calculated as follows:

Royalty for the first Licensed Product:

[*]

Royalty for the second Licensed Product:

[*]

(b)Royalty Term.  Kite’s royalty payment obligations under Section 9.6(a) shall, on a Licensed Product-by-Licensed Product and country-by-country basis, commence on the First Commercial Sale of such Licensed Product in such country and expire upon the latest of:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i) the expiration of the last to expire Valid Claim [*] in such country that Covers the manufacture, use or sale of (A) such Licensed Product (including the Modified Cell contained therein) or (B) any Final ZFN or [*] used to generate (1) the Modified Cell in such Licensed Product or (2) the Universal Cell Line from which the Modified Cell in such Licensed Product was differentiated; (ii) the expiration of all applicable Regulatory Exclusivity, if any, for such Licensed Product in such country; and (iii) [*] years after the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). Upon expiration of a Royalty Term for a Licensed Product in a given country, the product license granted to Kite in Section 2.1(b) will automatically become fully paid-up, perpetual, irrevocable, and royalty-free with respect to such Licensed Product in such country, except that expiration of such Royalty Term shall not affect Kite’s obligation to pay royalties or sales milestone payments on Net Sales of such Licensed Product sold prior to such expiration.

(c)Royalty Reductions.

(i)Subject to Section 9.6(c)(iii) below, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties on Net Sales of a Licensed Product in a country shall be reduced by:

(1)[*], at any time when there is no Valid Claim [*] in such country that Covers the manufacture, use or sale of (A) such Licensed Product (including the Modified Cell contained therein) or (B) any Final ZFN or [*] used to generate (1) the Modified Cell in such Licensed Product or (2) the Universal Cell Line from which the Modified Cell in such Licensed Product was differentiated; and

(2)[*], if there is a Biosimilar Product of such Licensed Product being sold in such country and the unit volume of such Biosimilar Product exceeds [*] of the combined unit volume of such Licensed Product and such Biosimilar Product sold in such country during such Calendar Quarter (which determinations of unit volume shall be based on a mutually acceptable calculation method and using market share data provided by a reputable and mutually agreed upon provider, such as IQVIA (f/k/a Quintiles IMS Health).

(ii)If it is necessary or useful for Kite to obtain a license or assignment from a Third Party [*] in a particular country in order to develop, use, manufacture, import, sell or otherwise commercialize a Licensed Product [*] in the Field in a particular country in the Territory and Kite obtains such a license or assignment, then, subject to Section 9.6(c)(iii) below, Kite may deduct, from the royalty payment that would otherwise have been due pursuant to Section 9.6(a) with respect to Net Sales of such Licensed Product in such country in a particular Calendar Quarter, an amount equal to [*] paid by Kite to such Third Party pursuant to such license or assignment on account of the sale of such Licensed Product in such country during such Calendar Quarter.

(iii)Notwithstanding the foregoing, during any Calendar Quarter in the Royalty Term for any Licensed Product in any country in the Territory, the operation of Sections 9.6(c)(i)(1), 9.6(c)(i)(2) and 9.6(c)(ii) individually or in combination shall not reduce the royalties due to Sangamo with respect to Net Sales of such Licensed Product in such country during such Calendar Quarter to less than the greater of (1) [*] of the royalties that would otherwise have been

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

due under Section 9.6(a) with respect to such Net Sales without any such reduction or deduction; or (2) the sum of (A) the total royalties owed by Sangamo to Third Parties with respect to such Net Sales [*], plus (B) [*] of such Net Sales; provided, however, that [*] with respect to such Net Sales [*] (the “Royalty Floor”). Any amount of royalty reduction that Kite is entitled to take with respect to a particular Licensed Product in a particular country but that is limited by the foregoing Royalty Floor shall be carried forward and Kite may reduce subsequent royalty payment amounts due to Sangamo hereunder in accordance with this Section 9.6(c)(iii) by such amount, until the full amount that Kite was entitled to reduce royalty payments has been applied.

(d)Reports and Payment.  Within [*] days after the end of each Calendar Quarter during the applicable Royalty Term, Kite shall (i) provide Sangamo with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (A) the amount of gross sales of the each Licensed Product, (B) an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales,” (C) a calculation of the royalty due on such sales, including any reductions or deductions made in accordance with Section 9.6(c), (D) the exchange rate for such country, and (E) whether any sales milestone event has been achieved during such Calendar Quarter; and (ii) pay in Dollars all royalty and sales milestone payments due to Sangamo for such Calendar Quarter.

9.7Payments for Third Party IP Rights. Sangamo shall remain responsible for all obligations to and payments of royalty, milestone and other payments under (a) Existing Third Party Licenses; (b) Third Party licenses [*]; and (c) [*] Third Party Licenses entered into after the Execution Date; provided however that Kite shall be responsible for paying (i) those payments under Existing Third Party Licenses for which [*]; and (ii) those payments under Third Party licenses entered into by Sangamo after the Effective Date that are deemed Third Party Licenses pursuant to Section 2.5(b) and in accordance with the terms set forth in such Section 2.5(b).  Sangamo shall provide Kite with (x) written notice describing any royalty and other reports required from Kite to permit Sangamo to comply with its reporting and payment obligations under such Third Party Licenses, which reports Kite shall provide within [*] days after receipt of such notice, and (y) an invoice for any payments owed by Kite pursuant to this Section 9.7, including those based on reports provided by Kite pursuant to the preceding clause (x), and Kite shall pay the undisputed portion of such invoice within [*] days of its receipt of such invoice. Sangamo shall pay such amounts, to the extent that Sangamo has timely received the necessary information from Kite, to the applicable Third Party on or before the applicable due date.

9.8Currency; Exchange Rate.  All payments to be made by Kite to Sangamo under this Agreement shall be computed and paid in Dollars by bank wire transfer in immediately available funds to a bank account designated by Sangamo by written notice. With respect to sales of a Licensed Product and other amounts received that are invoiced in a currency other than U.S. dollars, such amounts and amounts payable will be converted to U.S. dollars using the exchange rate mechanism generally applied by Kite or its Affiliates in preparing its financial statements for the applicable Calendar Quarter, provided that such mechanism is in compliance with GAAP.

9.9Late Payments.  If Sangamo does not receive payment of any undisputed sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of [*] over the then-current one month

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

USD-LIBOR as quoted on Bloomberg (or if it no longer exists, similarly authoritative source) or the maximum rate allowable by applicable Law, whichever is less.

9.10Disputed Payments.  If Kite disputes in good faith the amount of any invoice provided by Sangamo pursuant to this Agreement or the obligation to make any payment alleged by Sangamo to be due hereunder, Kite shall notify Sangamo in writing within [*] days of Kite’s receipt of such invoice or allegation, and the Parties shall use good faith efforts to promptly resolve such dispute; provided, that any failure to provide such notice shall not limit or restrict Kite to dispute the amount or basis for such payment in the future.

9.11Withholding Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the milestone payments, royalties and other payments made by Kite to Sangamo under this Agreement.  To the extent Kite is required to deduct and withhold taxes on any payment to Sangamo, Kite shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Sangamo an official tax certificate or other evidence of such payment sufficient to enable Sangamo to claim such payment of taxes.  Sangamo shall provide Kite any tax forms that may be reasonably necessary in order for Kite to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Sangamo shall use reasonable efforts to provide any such tax forms to Kite in advance of the due date.  Each Party shall also provide the other Party with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Sangamo.

(c)Taxes Resulting From Kite’s Action.  If a withholding or deduction obligation arises as a result of any action by Kite, including any assignment, sublicense, change of place of incorporation, or failure to comply with applicable Laws or filing or record retention requirements (an “Kite Withholding Tax Action”), then the sum payable by Kite (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Sangamo receives a sum equal to the sum which it would have received had no such Kite Withholding Tax Action occurred.

9.12Records and Audit Rights.  Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of research and other costs to be reimbursed, achievement of milestones, royalties and other amounts payable under this Agreement for the then current Calendar Year, and during the preceding [*] Calendar Years.  Upon reasonable prior notice, which shall be no less than upon [*] days prior written notice, such records shall be open during regular business hours for a period of [*] years from the creation of individual records for examination by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sole purpose of verifying for the auditing Party the basis and accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement; provided however, that records for a particular period may only be audited once.  Such audits may occur no more often than [*].  Such auditor shall enter into a confidentiality agreement between the auditor and the auditing Party and not disclose the audited Party’s Confidential Information to the auditing Party. Any undisputed amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid or refunded (as the case may be) within [*] days after the accountant’s report, plus interest (as set forth in Section 9.9) from the original due date.  The auditing Party shall bear the full cost of such audit unless such audit reveals an underpayment by more than [*] of the amount due for the entire period being audited, in which case the audited Party shall reimburse the auditing Party for the reasonable costs for such audit.

9.13Payments.  Notwithstanding the non-refundable or non-creditable nature of any payments hereunder, but subject to the limitations set forth in Section 15.5, nothing in  this Agreement shall limit either Party’s rights to assert or obtain damages for breach of this Agreement, including damages calculated based on the payments made under this Agreement.

Article 10
INTELLECTUAL PROPERTY RIGHTS

10.1Inventions.

(a)Ownership.

(i)Excluding [*], and subject to Section 10.1(a)(v), ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws, and  each Party shall solely own any Inventions made solely by its and its Affiliates’ and sublicensees’ employees, agents, or independent contractors, and the Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates and sublicensees together with employees, agents, or independent contractors of the other Party and its Affiliates and sublicensees.

(ii)To the extent any Invention within [*] is made by or on behalf of [*] or its Affiliates, whether solely or jointly with [*], [*] shall and hereby does assign to [*] all of [*] and its Affiliates’ and subcontractors’ interest in such Invention, including damages for past infringement. Upon [*] request, [*] shall execute and take such further actions reasonably necessary to effectuate [*] ownership in and to such Inventions included within [*].  [*] shall not, without [*] prior written consent, file any patent application claiming an Invention that [*].

(iii)All Inventions jointly owned by the Parties as set forth above shall be referred to as “Joint Inventions”.  All Patent Rights claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”.  Except to the extent either Party is restricted by (A) the licenses granted to the other Party or (B) the covenants provided by a Party under this Agreement, each Party shall be entitled to practice, license (through multiple tiers), assign (their respective

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

interest only) and otherwise exploit the Joint Inventions and Joint Patents in all countries and jurisdictions without the duty of accounting or seeking consent from the other Party.

(iv)Notwithstanding anything to the contrary in this Agreement, neither Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written consent of the other Party.  In the event that a Party is permitted to invoke the CREATE Act as required by the preceding sentence, the Parties will cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

(v) Kite shall not, and shall not permit its Affiliates or Sublicensees to, (A) [*] or (B) [*]. [*]  Sangamo shall not, and shall not permit its Affiliates, licensees, or sublicensees to, (1) [*]; or (2) [*]. [*]

(b)Non-Exclusive Licenses.

(i)Kite hereby grants to Sangamo, subject to the licenses and covenants in this Agreement, a worldwide, non-exclusive, fully-paid, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses only in connection with a license under other Patent Rights and Know-How Controlled by Sangamo, under the [*].

(ii)Sangamo hereby grants to Kite, subject to the licenses and covenants in this Agreement, a worldwide, non-exclusive, fully-paid, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses only in connection with a license under other Patent Rights and Know-How Controlled by Kite, under the [*].

(c)Disclosure.  Each Party shall promptly disclose to the other Party all Inventions made by or on behalf of such Party and its Affiliates and sublicensees, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’ or sublicensees’, employees, agents or independent contractors relating to such Inventions, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Inventions.

(d)Personnel Obligations.  Each employee, agent or independent contractor of a Party or its respective Affiliates or sublicensees performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right; (ii) presently assigning to the applicable Party all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property (excluding any agreements with academic universities and/or other governmental entities, for which a non-exclusive license, or an option for an exclusive license may be obtained); (iii) cooperating in the preparation, filing, prosecution, maintenance, defense, and enforcement of any patent and patent application; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement.  It is understood

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

10.2Patent Prosecution.

(a)[*] Patents.

(i)As between the Parties, [*] shall have the first right, but not the obligation, to file, prosecute and maintain [*] Patents throughout the world, at its sole cost and expense.  [*] shall keep [*] reasonably informed of the status of [*] Patents and shall promptly provide [*] with material correspondence received from any patent authorities in connection therewith.  In addition, [*] shall promptly provide [*] with drafts of all proposed material filings and correspondence to any patent authorities with respect to [*] Patents for [*] review and comment prior to the submission of such proposed filing or correspondence.  [*] shall confer with [*] and take into consideration [*] reasonable comments prior to submitting such filing or correspondence, provided that [*] provides such comments within [*] Business Days of receiving the draft filing or correspondence from [*].  If [*] does not provide comments within such period of time, then [*] shall be deemed to have no comment to such proposed filing or correspondence.  In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of [*] Patents, the final decision shall be made by [*], provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*].

(ii)[*] shall notify [*] of any decision to cease prosecution and/or maintenance of any [*] Patent in any country.  [*] shall provide such notice sufficiently in advance of any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such [*] Patent.  In such event, [*] shall permit [*], at its discretion and expense, to continue prosecution or maintenance of such [*] Patent in such country; subject to keeping [*] reasonably informed of the status of [*] Patents and promptly providing [*] with material correspondence received from any patent authorities in connection therewith.  [*] prosecution or maintenance of such [*] Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such [*] Patent other than with respect to those prosecution and maintenance activities expressly set forth in this Section 10.2(a). In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of [*] Patents following [*] election to continue such prosecution and maintenance, the final decision shall be made by [*]; provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*].

(iii)For the purpose of this Article 10, “prosecution” shall include any post-grant proceeding, including supplemental examination, post grant review proceeding, patent interference proceeding, opposition proceeding, reissue and reexamination, but excluding inter parties reviews, which shall be governed by Section 10.3.

(b)[*] Patents.

(i)As between the Parties, [*] shall have (A) the sole right, but not the obligation, to file, prosecute and maintain those [*] Patents other than [*] Patents throughout the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

world, at its sole cost and expense, and (B) the first right, but not the obligation, to file, prosecute and maintain those [*] Patents.  [*] shall keep [*] reasonably informed of the status of all such [*] Patents and shall promptly provide [*] with material correspondence received from any patent authorities in connection therewith.

(ii)In addition, with respect to those [*] Patents (A) that [*] or (B) that are [*] ((A) and (B), collectively, the “[*] Patents”), [*] shall promptly provide [*] with drafts of all proposed material filings and correspondence to any patent authorities with respect to such [*] Patents for [*] review and comment prior to the submission of such proposed filing or correspondence.  [*] shall confer with [*] and take into consideration [*] reasonable comments prior to submitting such filing or correspondence, provided that [*] provides such comments within [*] Business Days of receiving the draft filing or correspondence from Sangamo.  If [*] does not provide comments within such period of time, then [*] shall be deemed to have no comment to such proposed filing or correspondence.  In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of such [*] Patents, the final decision shall be made by [*], provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*].

(iii)[*] shall notify [*] of any decision to cease prosecution and/or maintenance (a “[*] Abandonment”) of any [*] Patents in any country.  [*] shall provide such notice of a [*] Abandonment sufficiently in advance of any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such [*] Patent.

(1)In the event of a [*] Abandonment with respect to any [*] Patents other than those that [*], if requested by [*], [*] shall, at [*] election, acting reasonably, either (a) permit [*], at its discretion and expense (provided that [*]), to continue prosecution or maintenance of such [*] Patent in such country, subject to keeping [*] reasonably informed of the status of such [*] Patent and promptly providing [*] with material correspondence received from any patent authorities in connection therewith, or (b) itself continue prosecution or maintenance of such [*] Patent in such country, at [*] expense (provided that [*]), in which case [*] shall continue to have the review and comment rights provided for in Section 10.2(b)(ii) above.  [*] prosecution or maintenance of any such [*] Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such [*] Patent other than with respect to those prosecution and maintenance activities expressly set forth in this Section 10.2(b). In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of any such [*] Patents following [*] request and [*] election to continue such prosecution and maintenance, whether by [*] or by [*], the final decision shall be made by [*], provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*].

(2)In the event of a [*] Abandonment with respect to any [*] Patents that [*], at [*] election, acting reasonably, [*] shall and hereby does assign to [*] its right, title and interest in and to such [*] Patent in such country, including damages for past infringement, and [*] itself shall continue prosecution or maintenance of such Patent Right in such country, at its sole cost and expense. [*] shall execute all documents and instruments and cooperate with [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and its representatives to effectuate such assignment at [*] sole cost. [*] will and hereby does grant [*], subject to the licenses and covenants contained in this Agreement, a worldwide, non-exclusive, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses, under any such assigned [*] Patent to research, develop, manufacture, commercialize and otherwise exploit any and all products; provided however, that the right to grant sublicenses shall [*].

(3)For the avoidance of doubt, [*] shall have no rights to conduct prosecution and/or maintenance of any Patent Rights contained within [*], except for those Patent Rights that are [*] Patents.

(c)Joint Patents.

(i)As between the Parties, (A) Sangamo shall have the first right, but not the obligation, to file, prosecute and maintain [*] Joint Patents throughout the world, at the Parties’ joint cost and expense with respect to those jurisdictions set forth on Exhibit J (the “Base Patent Jurisdictions”), and (B) Kite shall have the first right, but not the obligation, to file, prosecute and maintain the Joint Patents that are not [*] Joint Patents (the “Other Joint Patents”) throughout the world, at the Parties’ joint cost and expense with respect to the Base Patent Jurisdictions.  The Parties shall jointly share all costs and expenses to file, prosecute and maintain Joint Patents in jurisdictions other than the Base Patent Jurisdictions; provided however, that if the Party with the first right to file a particular Joint Patent elects to file, prosecute, and maintain such Joint Patent in any jurisdiction other than the Base Patent Jurisdictions, and the other Party does not wish to pay its 50% share of such costs and expenses in such jurisdiction, then such other Party shall have the right to elect not to pay its 50% share, which election shall be deemed a Non-Base Abandonment with respect to such Joint Patent in such jurisdiction.  Each prosecuting Party shall keep the other Party reasonably informed of the status of each Joint Patent prosecuted by such Party in the Base Patent Jurisdictions and those other jurisdictions where the Parties jointly share the costs and expenses for such Joint Patent (collectively, the “Joint Territories” with respect to such Joint Patent) and shall promptly provide the other Party with material correspondence received from any patent authorities in connection therewith.  In addition, each prosecuting Party shall (x) promptly provide the other Party with drafts of all proposed material filings and correspondence to any patent authorities with respect to such Joint Patents in the Joint Territories for the other Party’s review and comment prior to the submission of such proposed filing or correspondence; and (y) confer with the other Party and take into consideration the other Party’s comments prior to submitting such filing or correspondence, provided that the other Party provides such comments within [*] Business Days of receiving the draft filing or correspondence from the prosecuting Party.  If a Party does not provide comments within such period of time, then then such Party shall be deemed to have no comment to such proposed filing or correspondence.  In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of any [*] Joint Patents in the Joint Territories, the final decision shall be made by [*], provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*]. In case of a disagreement between the Parties with respect to the filing, prosecution or maintenance of any [*] Patents in the Joint Territories, the final decision shall be made [*], provided however, that such final decision is not reasonably expected to be detrimental to the prosecution or enforcement of any Patent Right [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)The Party with the first right to file, prosecute, and maintain a particular Joint Patent shall notify the other Party of any decision (A) not to file such Joint Patent in a Base Patent Jurisdiction or (B) to cease prosecution and/or maintenance of such Joint Patent in any Joint Territory (each of (A) and (B), a “Base Abandonment”) or not to file any Joint Patent in any country outside the Base Patent Jurisdictions (each a “Non-Base Abandonment”), and shall provide such notice of a Base Abandonment or Non-Base Abandonment sufficiently in advance of any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Joint Patent in such country.

(1)In the event of a Base Abandonment, the Party with the first right to prosecute such Joint Patent shall permit the other Party, at the other Party’s discretion and the Parties’ joint expense, to continue prosecution or maintenance of such Joint Patent in such country.  The other Party’s prosecution or maintenance of such Joint Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Joint Patent other than those expressly set forth in this Section 10.2(c), and the Party electing not to file, prosecute, or maintain such Joint Patent will continue to have the same review, comment, and decision-making provided for in Section 10.2(c)(i).

(2)In the event of a Non-Base Abandonment, or in the event of a Base Abandonment where the Party electing such Base Abandonment does not wish to pay its 50% share of such costs and expenses, then the Party electing such Non-Base Abandonment or Base Abandonment (the “Abandoning Party”) shall and hereby does assign to the Party electing to continue prosecution of such Joint Patent (the “Continuing Party”) its right, title and interest in and to such Patent Right in such country, including damages for past infringement, and the Continuing Party itself shall continue prosecution or maintenance of such Patent Right in such country, at its sole cost and expense. The Abandoning Party shall execute all documents and instruments and cooperate with the Continuing Party and its representatives to effectuate such assignment at the Continuing Party’s sole cost. The Continuing Party will and hereby does grant the Abandoning Party, subject to the licenses and covenants contained in this Agreement, a worldwide, non-exclusive, royalty-free, perpetual, irrevocable license, with the right to grant sublicenses, under any such assigned Joint Patent to research, develop, manufacture, commercialize and otherwise exploit any and all products; provided however, that the right to grant sublicenses shall [*].

(d)Cooperation.  Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution efforts under this Section 10.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, or assignment, as applicable.  Without limiting the foregoing, (i) each Party’s internal and/or external patent counsel(s) will meet regularly to provide an update and discuss the status of all Sangamo Patents and Joint Patents being prosecuted and maintained under this Agreement, as applicable to such Party, along with any material updates regarding the prosecution and maintenance of such Patent Rights, including the strategy for the preparation, filing, prosecution, and maintenance of such Patent Rights (including national stage filings); (ii) each Party will take into consideration the other Party’s comments in good faith; and (iii) the Parties will cooperate and implement reasonable filing and prosecution strategies (including filing divisionals, continuations, or otherwise) so that, to the extent reasonably

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

feasible, Patent Rights for distinct Inventions are pursued in distinct Patent Rights, [*] Patents are pursued in addition to [*] Patents, and [*] Patents are pursued in addition to [*] Patents.

10.3Patent Enforcement.

(a)Notice.  If either Party becomes aware of any (i) infringement, anywhere in the world, of any issued Patent Right within the [*] Patents or [*] Patents on account of a Third Party’s manufacture, use, importation, offer for sale or sale in the Field (whether or not such use is on-label) of any product [*] (an “Infringing Product”), including any BLA or MAA filed by a Third Party for an Infringing Product that names a Licensed Product as a reference product (or similar filing in a country other than the U.S.) or (ii) declaratory judgment action or inter partes review action by a Third Party that is developing, manufacturing, or commercializing an Infringing Product in the Field (whether or not such use is an approved use) alleging the invalidity, unenforceability or non-infringement of any of the [*] Patents or [*] Patents (collectively, (i) and (ii), a “Product Infringement”), such Party will promptly notify the other Party in writing to that effect.  In addition, each Party shall promptly notify the other of any infringement of any issued [*] Patent that is not a Product Infringement.

(b)Enforcement by [*]. [*] shall have the first right, but not the obligation, to take action, control and obtain a discontinuance of the Product Infringement or bring suit against the applicable Third Party (such Third Party, the “Infringer”) under any [*] Patent or any [*] Patent other than [*].  If [*] has not taken steps to obtain a discontinuance of Product Infringement of such [*] Patent or [*] Patent or filed suit against any such Infringer of such [*] Patent or [*] Patent within [*] from the date of receipt of written notice of Product Infringement, then upon [*] written consent (not to be unreasonably withheld), [*] shall have the right, but not the obligation, to bring suit under the applicable [*] Patent or [*] Patent against such Infringer.

(c)Enforcement by [*].  [*] shall have the sole right, but not the obligation, to take action, control and obtain a discontinuance of the Product Infringement or bring suit against the applicable Infringer under any [*] Patent within [*].

(d)[*] Patents.  In the case of any other infringement of a [*] Patent, the Parties will discuss in good faith to determine a course of action, and neither Party shall have the right to enforce such [*] Patent without the other Party’s prior written consent, which shall not be unreasonably withheld.  Unless agreed otherwise by the Parties in writing, a Party enforcing a [*] Patent (as consented by the other Party pursuant to the preceding sentence) shall bear all costs and expenses and retain all recoveries associated with such enforcement.

(e)Cooperation.  The enforcing Party under this Section 10.3 shall keep the other Party reasonably informed of all material developments in connection with any such suit.  The non-enforcing Party shall reasonably cooperate with the enforcing Party in any such suit (including joining as a party plaintiff) as reasonably requested by the enforcing Party and at the enforcing Party’s cost and expense.  The non-enforcing Party shall have the right to consult with the enforcing Party and to participate in and, if appropriate, be represented by independent but mutually agreed upon counsel in such litigation at the non-enforcing Party’s own cost and expense.  Neither Party shall, without the other Party’s prior written consent, enter into any settlement or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consent decree that requires any payment by or admits or imparts any other liability to the other Party or admits the invalidity or unenforceability of or adversely affects the scope of any such Sangamo Patent or Joint Patent, which consent shall not be unreasonably withheld or conditioned.

(f)Cost and Expense; Recovery.  The enforcing Party shall bear all the costs and expenses of any action brought by it under this Section 10.3 against Product Infringement of any [*] Patent or any [*] Patent.  Any recoveries obtained by either Party as a result of any proceeding against a Product Infringement under this Section 10.3 shall first be used to reimburse the costs and expenses incurred by the Parties in connection with such enforcement action.  Any recoveries in excess of such costs and expenses shall be retained by the enforcing Party; provided that if Kite is the enforcing Party [*], such excess recoveries [*] shall be deemed Net Sales and subject to royalty payment under Section 9.6.

(g)Other Infringements.  [*] shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any [*] Patents (excluding [*] Patents) that is not a Product Infringement, and retain all recoveries from such action.  [*] shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Patent Rights [*] (excluding [*] Patents), and retain all recoveries from such action.

10.4Defense.  If a Party becomes aware of any actual or potential claim alleging that the research, development, manufacture, or commercialization of any ZFNs or AAVs under this Agreement or Licensed Product infringes, misappropriates, or otherwise violates any intellectual property rights of a Third Party (or would if carried out) (“Third Party Infringement”), then such Party will notify the other Party as promptly as possible following the receipt of service of process in such action, suit, or proceeding, or the date on which such Party becomes aware that such action, suit, or proceeding has been instituted, and the Parties will meet as soon as possible to discuss the overall strategy for defense of such matter.  If either Party has an obligation under Article 15 to indemnify the other Party with respect to such claim, then the provisions of Article 15 will apply with respect thereto. Nothing in this Section 10.4 will limit a Party’s rights to defend such claim.

10.5Patent Extensions.  The Parties shall cooperate in obtaining patent term restoration (under but not limited to the U.S. Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the [*] Patents or [*] Patents in any country and/or region where applicable; provided that if the Parties fail to agree, [*] shall have the final decision-making authority over whether to extend (or apply for any equivalent with respect to) any (a) [*] Patent, unless such [*] Patent is a [*] Patent, and (b) [*] Patent, and [*] shall have the final decision-making authority with respect to any [*] Patent or any [*] Patent.  [*] shall file for such extensions at [*] sole cost and expense, and [*] shall file for its permitted extensions at [*] sole cost and expense.

10.6Patents Licensed From Third Parties.  Each Party’s rights under this Article 10 with respect to the prosecution and enforcement of any Sangamo Patent that is licensed by Sangamo from a Third Party shall be subject to the rights retained by such Third Party to prosecute and enforce such Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.7Trademarks.  Kite shall have the right to brand Licensed Products using Kite related trademarks and any other trademarks and trade names it determines appropriate, which may vary by country or within a country (“Product Marks”).  Kite shall own all rights in the Product Marks and shall have the right to register and maintain the Product Marks in the countries and regions that it determines reasonably necessary, at Kite’s cost and expense.

Article 11
CONFIDENTIALITY; PUBLICATION

11.1Duty of Confidence.  Subject to the other provisions of this Article 11:

(a)all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in any event no less than reasonable efforts;

(b)the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c)the Receiving Party may only disclose Confidential Information of the other Party to: (i) its Affiliates, licensees, sublicensees and permitted assignees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates, licensees, sublicensees and permitted assignees, in each case of (i) and (ii) to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

11.2Exceptions.  The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a)is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.3Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 11.1 and 11.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)such disclosure is reasonably necessary: (i) to such Party’s or its Affiliates’ directors, attorneys, independent accountants, financial advisors or other representatives for the sole purpose of enabling such directors, attorneys, independent accountants financial advisors or other representatives to provide advice to such Party or Affiliate, provided that in each such case such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, provided that in each such case such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement (except that the term of such obligations may be shorter, but at least [*] years);

(b)such disclosure is required by Law, or judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed pursuant to this Section 11.3(b) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing Confidential Information pursuant to Law or court order shall (i) cooperate with and reasonably assist the other Party (at the other Party’s expense) if the other Party seeks a protective order or other remedy in respect of any such disclosure and (ii) furnish only that portion of the Confidential Information which, in the opinion of such Party’s legal counsel, is responsive to such requirement; or

(c)[*]

11.4Scientific Publication. Scientific publication strategy shall be managed by the JSC, which shall consider Sangamo’s and Kite’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, the need to protect Confidential Information and the Parties’ mutual interest in obtaining valid patent protection, protecting reasonable business interests and trade secret information and having an integrated approach to permit Kite to develop one or more Licensed Products in the Field.  Each Party shall have the right to make publications in accordance with this Section 11.4; provided that any publication by [*] of any results obtained under this Agreement shall be subject to [*] prior written consent, such consent not to be unreasonably withheld. Either Party or its Affiliates shall deliver to the other Party for review and comment a copy of any scientific proposed publication or presentation that pertains to the Licensed Product(s), pursuant

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to a procedure to be established by the JSC; provided further that [*] obligation to deliver, and [*] right to review and comment on, such publication or presentation, [*].  The reviewing Party shall have the right to require modifications of the publication or presentation: (a) to protect the Parties’ Confidential Information; (b) for trade secret reasons or reasonable business reasons; and/or (c) to delay such submission for an additional period up to [*] days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission.  The Parties shall comply with traditional standards of authorship with respect to scientific publications.

11.5Publicity; Use of Names.

(a)The Parties will mutually agree on language of a joint press release announcing this Agreement to be issued by the Parties promptly after the Execution Date. Subject to Section 11.3 above, no other public disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in this Section 11.5, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 11.5, as may be required by applicable Law, or with the prior express written permission of the other Party.

(b)A Party may disclose this Agreement and its terms, in securities filings with the Securities Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by applicable Law after complying with the procedure set forth in this Section 11.5(b).  In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for the redacted portions of this Agreement, and the other Party agrees to promptly (and in any event, within [*] Business Days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Law.  The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such [*] Business Day period, and shall use reasonable efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version revised by the other Party.

(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Governmental Authorities) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and shall reasonably consider any comments thereto provided by the other Party within [*] Business Days after the receipt of such proposed disclosure or such shorter period required to comply with applicable Law.

(d)Other than the press release set forth in Exhibit J, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties within [*] Business Days after the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

receipt of such proposed disclosure, except as otherwise provided in Section 11.5(c).  Notwithstanding the foregoing, (i) Kite and its Affiliates shall have the right to disclose publicly any information relating to the development, manufacture or commercialization of any Licensed Products hereunder that doesn’t include Confidential Information of Sangamo; and (ii) Sangamo shall have the right to disclose publicly: (A) the receipt of any milestone payments under this Agreement (but not the amount); (B) the grant of Marketing Approval of any Licensed Product; (C) the First Commercial Sale of any Licensed Product; and (D) that royalties were received from Kite (without disclosing the amount, rate or Net Sales reported).  For each such disclosure, Sangamo shall first provide Kite with a draft of such disclosure at least [*] Business Days prior to its intended release for review and comment, and shall consider Kite’s comments in good faith.  If Sangamo does not receive comments from Kite within [*] Business Days from Kite’s receipt thereof, Sangamo shall have the right to make such disclosure without further delay.

(e)The Parties agree that after a disclosure pursuant to Section 11.5(a), (b), (c), or (d) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval.

Article 12
EFFECTIVENESS.

12.1Effective Date.  Except for the Parties’ obligations under Article 11, this Article 12 and Article 14, which shall be effective as of the Execution Date, this Agreement shall not become effective until the Effective Date.

12.2Filings.  The Parties shall cooperate with one another in the preparation and execution of all documents that are required to be filed pursuant to the HSR Act and each Party will file, as promptly as possible but in any event no later than ten (10) Business Days after the Execution Date, its pre-merger notification and report forms with the Federal Trade Commission and the U.S. Department of Justice, which forms shall specifically request early termination of the initial HSR Act waiting period.  The related filing fees associated with the submission under the HSR Act shall be paid by Kite.

12.3Outside Date. If the Effective Date has not occurred prior to [*] days after the Execution Date, either Party may terminate this Agreement upon written notice to the other Party; provided, however, that, as of such date, the Party terminating this Agreement is not in breach of this Agreement.

12.4Conditions to Effectiveness.  The effectiveness of this Agreement shall be subject to the satisfaction by each Party of the following conditions any or all of which may be waived in whole or in part by the other Party in its sole discretion, subject to applicable Law:

(a)the expiration or termination of all applicable waiting periods under the HSR Act;

(b)the representations and warranties made by such Party in Section 14.1 shall be true and correct in all material respects as of the Effective Date with the same force and effect

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as if they had been made as of the Execution Date, and with respect to Sangamo as such Party, Sangamo is not in breach of the covenants set forth in Section 14.3;

(c)Sangamo notifies Kite if any of the representations and warranties set forth in Section 14.2 have become untrue between the Execution Date and the Effective Date; and

(d)the provision by each Party to the other Party of an officer’s certificate certifying that Section 12.4(a), 12.4(b) and 12.4(c) above are true and correct with respect to such Party as of the Effective Date.

Article 13
TERM AND TERMINATION

13.1Term.  Subject to Section 12.1, the term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until such time as the Royalty Term with respect to such Licensed Product expires in such country (the “Term”).  In the event that there are no Candidate Targets remaining at the end of the Research Term, this Agreement shall expire in its entirety at the end of the Research Term.

13.2Termination.

(a)Termination by Kite for Convenience.  Kite may terminate this Agreement in its entirety or on a Candidate Target-by-Candidate Target basis (with respect to all Licensed Products for the applicable Candidate Target) or Licensed Product-by-Licensed Product basis by providing written notice of termination to Sangamo, which notice specifies the scope of the termination and includes an effective date of termination at least (i) [*] after the date of the notice if such notice is provided [*] or (ii) [*] after the date of the notice if such notice is provided [*].  If Kite terminates this Agreement pursuant to this Section 13.2(a) with respect to particular Candidate Targets or Licensed Products and subsequently terminates this Agreement pursuant to this Section 13.2(a) with respect to all remaining Candidate Targets or Licensed Products at any time after the end of the Research Term, then the Agreement shall terminate in its entirety upon the effective date of such subsequent termination.  If Kite terminates this Agreement pursuant to this Section 13.2(a) with respect to particular Licensed Products and subsequently terminates this Agreement pursuant to this Section 13.2(a) with respect to all remaining Licensed Products directed to the same Candidate Target(s) at any time after the end of the Research Term, then the Agreement shall terminate with respect to such Candidate Target(s) upon the effective date of such subsequent termination.

(b)Termination for Material Breach.  If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party.  For all material breaches other than a failure to make an undisputed payment as set forth in this Agreement by the applicable due date, the allegedly breaching Party shall have [*] from such notice to cure such breach.  For any breach arising from a failure to make an undisputed payment set forth in this Agreement by the applicable due date, the allegedly breaching Party shall have [*] from the receipt of the notice to cure such breach.  If the Party receiving notice of breach fails to cure such material breach within the applicable period set forth

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. During the pendency of any good faith dispute with respect to the existence or materiality of an alleged breach of this Agreement, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder and to use good faith efforts to promptly resolve such dispute in accordance with Sections 16.5 and 16.7.

(c)Termination for Bankruptcy.  This Agreement may be terminated at any time during the Term by either Party upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.3Effect of Termination.

(a)Upon the termination of this Agreement for any reason, all rights and obligations of each Party hereunder will cease, except as otherwise expressly provided herein, including Section 13.3(b) below; provided that if such termination is by Kite pursuant to Section 13.2(a) with respect to one or more specified Candidate Targets or Licensed Products, then such rights and obligations shall cease solely with respect to such terminated Candidate Targets (and their applicable [*], Modified Cells, Universal Cell Lines and Licensed Product(s)) or such Licensed Products, as applicable, and, in the case of termination by Kite pursuant to Section 13.2(a) with respect to one or more specified Candidate Targets, with respect to activities occurring during the remainder of the Term of this Agreement, (i) each such terminated Candidate Target shall no longer be considered a Candidate Target or a Target, (ii) the Parties’ exclusivity obligations under Section 2.4 shall no longer apply to such former Candidate Target, (iii) each Modified Cell or Universal Cell Line that recognizes such terminated Candidate Target shall no longer be considered a Modified Cell or Universal Cell Line, respectively, and (iv) products incorporating, using or administering such former Modified Cell shall no longer be considered Licensed Products.

(b)In the event Sangamo terminates this Agreement pursuant to Section 13.2(b) or 13.2(c), any sublicenses granted by Kite or its Affiliates to a Sublicensee shall, at the Sublicensee's request and subject to Sangamo’s written consent (not to be unreasonably withheld), survive such termination, provided that the Sublicensee is not in material breach of any of its obligations under such sublicense. In order to effect this provision, at the request of the Sublicensee, Sangamo shall enter into a direct license with the Sublicensee on substantially the same terms as the sublicense, provided that Sangamo shall not be required to undertake obligations in addition to those required by this Agreement, and that Sangamo's rights under such direct license shall be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

(c)Upon termination of this Agreement for any reason, each Party shall promptly return to the other Party or destroy, at the other Party’s request, all Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information of such other Party, except for any such Confidential Information to which such Party still has a license under this Agreement.

(d)Upon notice of any termination of a Research Plan, Sangamo shall wind-down any activities promptly and use all reasonable efforts to minimize costs and expenses. Kite shall reimburse Sangamo for those amounts incurred by Sangamo after the effective date of termination on account of those reasonable and documented non-cancelable commitments made by Sangamo prior to receipt of notice of termination pursuant to any JSC approved Research Plan for a Licensed Product for which this Agreement is terminated (or all Research Plans, if this Agreement is terminated in its entirety), provided that (i) Sangamo has used all reasonable efforts to minimize such amounts; and (ii) any such termination is not due to material breach of this Agreement by, or bankruptcy of, Sangamo.

13.4Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the provisions of Sections 2.3, 4.11(a), 6.3, 9.9, 9.10, 9.11, 9.12, 9.13, 10.1(a), 10.1(b), 10.2(b)(iii)(2) (solely with respect to the non-exclusive license), 10.2(c), 10.3(d), 10.3(e) (solely as it relates to Joint Patents), 10.4, 13.3, 13.4, 13.5, and 14.6 and Articles 11, 15, and 16 (but excluding Sections 16.16 and 16.19) shall survive the expiration or termination of this Agreement.

13.5Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 14
REPRESENTATIONS AND WARRANTIES

14.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Execution Date and as of the Effective Date that:

(a)Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)Authorization and Enforcement of Obligations. Such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)Consents. Subject to compliance with the HSR Act, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable Laws of Governmental Authorities, (ii) do not conflict with, or constitute a breach or default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

14.2Representations and Warranties by Sangamo.  Sangamo represents and warrants to Kite as of the Execution Date that:

(a)it has the right to grant the licenses granted to Kite under Section 2.1;

(b)it (i) has not received any written notice from any Third Party asserting or alleging that the development of Sangamo Technology infringes or misappropriates the intellectual property rights of such Third Party; and (ii) to Sangamo’s knowledge, it has not received any other notice from any Third Party asserting or alleging that the development of Sangamo Technology infringes or misappropriates the intellectual property rights of such Third Party;

(c)except [*], to Sangamo’s knowledge as of the Execution Date, (i) [*]and [*], in each case, [*] as of the Execution Date, and (ii) [*], in each of (i) and (ii), will not infringe or misappropriate any intellectual property rights of any Third Party;

(d)except as set forth on Schedule 14.2(d), there are no judgments, orders, decrees, or settlements against or owed by Sangamo or any of its Affiliates, and, there is no written claim, written demand, suit, proceeding, arbitration, and to Sangamo’s knowledge as of the Execution Date, other claim, demand, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of Sangamo, threatened against Sangamo or any of its Affiliates, in each case relating to the Sangamo Technology or the transactions contemplated by this Agreement;

(e)Sangamo is the sole and exclusive owner of the Sangamo Patents identified on Exhibit C as solely owned by Sangamo, all of which are free and clear of any claims, liens, charges or encumbrances other than licenses granted by Sangamo, which licenses do not conflict with the licenses granted to Kite under this Agreement;

(f)(i) Exhibit C sets forth a true and complete list of all Sangamo Patents Controlled by Sangamo or its Affiliates as of the Execution Date that constitute Sangamo Technology, (ii) except for expired provisional patent applications and PCT patent applications that have entered the national phase, each such Patent Right identified as owned by Sangamo (and, to Sangamo’s knowledge as of the Execution Date, each such Patent Right that is otherwise Controlled by Sangamo), is in full force and effect, (iii) Sangamo or its Affiliates (or to Sangamo’s knowledge as of the Execution Date, Existing Third Party Licensors) have timely paid, or caused the appropriate Third Parties to pay, all filing and renewal fees due prior to the Execution Date with respect to such Patent Rights; and (iv) Sangamo has complied with the duty of candor and duty of disclosure obligations in each jurisdiction with respect to the Sangamo Patents owned by Sangamo;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)to Sangamo’s knowledge as of the Execution Date, (i) no Third Party is infringing any Sangamo Patents; or (ii) except as set forth on Schedule 14.2(g), no Third Party has challenged or threatened to challenge the inventorship, ownership, Sangamo’s right to use, scope, validity or enforceability of, or Sangamo’s or any Existing Third Party Licensor’s rights in or to, any Sangamo Patents (including, by way of example, through the institution or written threat of institution of interference, derivation, post-grant review, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

(h)Sangamo (i) (or, with respect to Sangamo Patents licensed under Existing Third Party Licenses, to Sangamo’s knowledge as of the Execution Date, the applicable Existing Third Party Licensor), has obtained from each inventor of a Sangamo Patent, a valid and enforceable agreement assigning to Sangamo or such licensor such inventor’s entire right, title and interest in and to all such Sangamo Patent; and (ii) has no knowledge as of the Execution Date of any Person who claims to be an inventor of an invention claimed in a Sangamo Patent and is not identified as an inventor of such invention in the filed patent documents for such Sangamo Patent that specify the identity of the inventors of such invention; and

(i)(i) there are no Existing Third Party Licenses other than those set forth on Exhibit B, and except to the extent set forth on Exhibit D or D-1, none of the Existing Third Party Licenses include any obligations that restrict or conflict with the practice of the licenses granted by Sangamo hereunder, (ii) true, correct and complete copies of each Existing Third Party License set forth on Exhibit B have been provided to Kite, except that certain financial terms or terms related to the issuance of Sangamo’s securities, in each case which do not affect the rights or obligations of Kite, its Affiliates or Sublicensees under this Agreement, have been redacted, (iii) no Third Party has any right, title or interest in or to, or any license under, any Sangamo Technology owned by Sangamo or its Affiliates (solely, or with respect to Sangamo’s or its Affiliate’s interest in any jointly owned Patent Rights or Know-How) that conflicts with the rights granted to Kite hereunder, (iv) no rights granted by or to Sangamo or its Affiliates under any rights to Sangamo Technology obtained by Sangamo pursuant to an Existing Third Party License conflict with any right or license granted to Kite hereunder and (v) Sangamo and its Affiliates are, and to Sangamo’s knowledge, each Existing Third Party Licensor is, in compliance in all material respects with all Existing Third Party Licenses.

14.3Sangamo Covenants.  Sangamo hereby covenants to Kite that, from the Execution Date until expiration or termination of this Agreement:

(a)Sangamo will not, and will cause its Affiliates not to (i) license, sell, or assign (other than in a connection with a permitted assignment of this Agreement by Sangamo pursuant to Section 16.2) or otherwise transfer to any Person (other than Kite, its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Sangamo Technology, Joint Inventions, or Joint Patents (or agree to do any of the foregoing) in each case in a manner that is inconsistent with the licenses and other rights granted to Kite under this Agreement; or (ii) incur or permit to exist, with respect to any Sangamo Technology, Joint Patents, or Joint Inventions, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

binding obligation in each case that is inconsistent with the licenses and other rights granted to Kite under this Agreement;

(b)Sangamo will not, without the consent of Kite (i) take any action with respect to any Third Party License (including amending, terminating or otherwise modifying) that diminishes the rights under the Sangamo Technology granted to Kite under this Agreement; or (b) fail to take any action with respect to a Third Party License that is reasonably necessary to avoid diminishing the rights under the Sangamo Technology granted to Kite under this Agreement;.

(c)Sangamo (i) will not enter into any agreement with a Third Party that conflicts with (A) the rights granted to Kite, Kite’s Affiliates, or Sublicensees hereunder, (B) Sangamo’s ability to fully perform its obligations hereunder; (ii) will not enter into any agreements that impose additional obligations or liabilities on Kite, Kite’s Affiliates, or Sublicensees except as permitted under Section 2.5(b); and (iii) will promptly furnish Kite with true, complete and correct copies of all (A) amendments to the Existing Third Party Licenses and (B) Third Party Licenses, in each case of (A) and (B), executed following the Execution Date which, in each case, may redact financial terms which do not affect the rights or obligations of Kite, its Affiliates or Sublicenses under this Agreement; and

(d)Sangamo will, upon Kite’s reasonable request, (i) update the list of Sangamo Patents on Exhibit C to reflect any additional Patent Rights included within Sangamo Technology; and (ii) update the list of those Select Other Sangamo Patents on Exhibit I, to include any additional Other Sangamo Patents for which the Parties mutually agree Kite should have prosecution and maintenance rights.

14.4Representation and Warranty by Kite.  Kite represents and warrants to Sangamo as of the Execution Date that, to Kite’s knowledge as of the Execution Date, [*].

14.5Mutual Covenants.

(a)No Debarment.  In the course of the research, development, manufacture and commercialization of the Licensed Products, neither Party nor its Affiliates or sublicensees shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliate’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.  Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ or sublicensees’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b)Compliance.  Each Party and its Affiliates shall comply in all material respects with all applicable Laws (including all anti-bribery laws) in the research, development, manufacture and commercialization of the Licensed Products and performance of its obligations under this Agreement.

14.6No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF Kite OR SANGAMO; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  WITHOUT EXCUSING EITHER PARTY’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH, DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY MODIFIED CELL OR LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

Article 15
INDEMNIFICATION; LIABILITY; INSURANCE

15.1Indemnification by Sangamo.  Sangamo shall indemnify, defend and hold harmless Kite and its Affiliates and Sublicensees, and each of their respective directors, officers, employees and agents (collectively “Kite Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of:

(a)the breach of any representation, warranty or covenant by Sangamo under this Agreement;

(b)the recklessness, negligence or intentional misconduct of any Sangamo Indemnitees or subcontractors; or

(c)any activities by or on behalf of Sangamo or its Affiliates under or in connection with the Research Program;

except, in each case, to the extent arising out of any activities set forth in Section 15.2 for which Kite is obligated to indemnify the Sangamo Indemnitees.

15.2Indemnification by Kite. Kite shall indemnify, defend and hold harmless Sangamo and its Affiliates, and each of their respective directors, officers, employees and agents (collectively “Sangamo Indemnitees”), from and against all Liabilities to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of:

(a)the breach of any representation, warranty or covenant by Kite under this Agreement;

(b)the recklessness, negligence or intentional misconduct of any Kite Indemnitees or subcontractors;

(c)any activities by or on behalf of Kite or its Affiliates under or in connection with the Research Program; or

(d)the development, manufacture, sale, or other commercialization of any Licensed Products by or on behalf of Kite, its Affiliates or Sublicensees;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

except, in each case, to the extent arising out of any activities set forth in Section 15.1 for which Sangamo is obligated to indemnify the Kite Indemnitees.

15.3Indemnification Procedure.

(a)Notification. If either Party is seeking indemnification under Section 15.1 or 15.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(b)Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party claim, to assume the direction and control of the defense, litigation, settlement, appeal or other disposition of any such claim for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party claim, the Indemnified Party shall cooperate with the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party claim within thirty (30) days after notice thereof, the Indemnified Party may (with notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the other Party.

(c)Settlement.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 15.1 or 15.2 as to any claim, pending resolution of such dispute, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 15.1 or 15.2 upon resolution of the underlying claim.

15.4Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 15.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE (A) INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 15.1 OR 15.2, OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11 OR intellectual property obligations in article 10; or (C) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD.

15.6Insurance. Each Party shall procure and maintain, during the Term, (a) commercial general liability insurance, with limits of not less than [*]; (b) workers’ compensation insurance in compliance with local state/jurisdiction requirements in which the work is to be performed; (c) employer's liability insurance in amounts not less than [*]; and (d) automobile liability insurance for bodily injury, property damage and automobile contractual liability covering all hired autos with a combined single limit of liability for each accident of not less than [*]. Carriers shall be rated by AM Best A-VII (or equivalent) or better.  All general liability policies shall name the other Party, its officers, directors, employees and volunteers, as additional insureds (it being understood that a blanket additional insured endorsement will meet this obligation). Each Party shall provide the other Party with evidence of such insurance by furnishing a certificate of insurance upon request and shall provide the other Party with written notice in accordance with the applicable policy provisions of any cancellation, non-renewal or material changes in such insurance. Insurance coverage shall be on an occurrence form, and if any such coverage is on a claims made form, then coverage must be maintained for at least [*] years following the expiration or earlier termination of the Agreement.  Where permitted by law, workers’ compensation insurance shall contain a waiver of the insurer’s subrogation rights against the other Party. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Article 15.

Article 16
GENERAL PROVISIONS

16.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party, or unavailability of materials related to the manufacture of the Licensed Products or components thereof.  The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

16.2Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.  In addition, Kite may, without the consent of Sangamo, assign its rights and obligations under this Agreement to a Third Party, where Kite or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Licensed Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition or similar transaction.  Any attempted assignment not in accordance with this Section 16.2 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

16.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use all reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sangamo:

Sangamo Therapeutics, Inc.
501 Canal Blvd.
Richmond, CA 94804
Attn:General Counsel
Fax:(510) 236-8951

with copies to:

Sangamo Therapeutics, Inc.
501 Canal Blvd.
Richmond, CA 94804
Attn:Chief Financial Officer
Fax:(510) 236-8951

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn:Marya Postner, Ph.D.
Fax:(650) 849-7400

If to Kite:

Kite Pharma, Inc.
2400 Broadway
Santa Monica, CA 90404
Attn:Head of Legal
Fax:(310) 824-9994

with a copy to:

Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404
Attn:General Counsel
Fax:(650) 522-5771

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) on the Business Day when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

16.5Dispute Resolution.  The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder, including the interpretation, alleged breach, enforcement, termination or validity of this Agreement (a “Dispute”).  For clarity, Dispute shall not include matters within the JSC’s authority, which are resolved under Section 3.4.  It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes arising under this Agreement in an expedient manner by mutual cooperation.  To accomplish this objective, the Parties agree that if a Dispute arises under this Agreement, and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the Executive Officers are not able to resolve such Dispute within thirty (30) days, then either Party shall be entitled to all available remedies, subject to Section 16.7.  Notwithstanding the foregoing, and without waiting for the expiration of the time periods set forth above, each Party have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect its rights or property.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of [*], without reference to any rules of conflict of laws; provided that the United Nations Convention on Contracts for International Sale of Goods shall not apply.

16.7Jurisdiction.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of [*] and [*], in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a [*] court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16.4 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.  With respect to any particular action, suit or proceeding, venue shall lie solely in [*]. A Party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 16.7.

16.8Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.  The Parties agree that, effective as of the Execution Date, that certain Mutual Confidentiality Agreement between the Parties dated as of [*] and that certain Mutual Confidential Disclosure Agreement between Kite’s Affiliate, Gilead Sciences, Inc., and Sangamo, dated as of [*] (collectively, the “Confidentiality Agreement”) are hereby terminated by this Agreement, and that disclosures made prior to the Execution Date pursuant to the Confidentiality Agreements shall be deemed to be Confidential Information and shall be subject to the confidentiality and non-use provisions of this Agreement.

16.9Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

16.10Independent Contractors. It is expressly agreed that Sangamo and Kite shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Sangamo nor Kite shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.11Waiver.  No provision of this Agreement will be waived by any act, omission or knowledge of a Party, its Affiliates or their respective agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

16.12Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.13Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.14Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

16.15Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

16.16Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.17Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.18Guarantee by Gilead.  In consideration of the rights granted to Kite hereunder, Gilead hereby unconditionally and irrevocably guarantees to Sangamo the full payment and performance, as and when due hereunder, of all obligations of Kite under this Agreement.  This guarantee shall be enforceable upon the failure by Kite to pay or perform any obligation it may have under this Agreement in accordance with its terms, and shall be effective regardless of the solvency or insolvency of Kite at any time, or the subsequent reorganization, merger, consolidation or other restructuring of Kite.  Gilead hereby expressly waives any requirement that Sangamo exhaust any right, power or remedy under this Agreement, or proceed against Kite under this Agreement, for any obligation or performance hereunder prior to proceeding directly against Gilead under this Section 16.18. For clarity, this provision shall apply for so long as Kite is a Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to this Agreement, and shall otherwise terminate upon any permitted assignment under Section 16.2 to a Third Party.

16.19Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by a Party in any bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, (i) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for the other Party to practice its license to such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it upon its written request therefor, and (ii) such Party shall not interfere with the other Party’s rights to such intellectual property, and shall assist and not interfere with such other Party in obtaining such intellectual property and such embodiments of such intellectual property from another entity.  The term “embodiments” of intellectual property means all tangible embodiments of the intellectual property licensed hereunder to the extent of the license scope, and shall exclude, without limitation, all inventory of Licensed Products and filings with Regulatory Authorities. All rights, powers and remedies provided in this Section 16.19 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code.

<REMAINDER OF PAGE INTENTIONALLY LEFT BLANK>

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties and Gilead intending to be bound have caused this Collaboration and License Agreement to be executed by their duly authorized representatives as of the Execution Date.

Sangamo Therapeutics, Inc. By: /s/ Alexander Macrae Name: Alexander Marcrae Title: President + CEO	Kite Pharma, Inc. By: /s/ Robin Washington Name: Robin Washington Title: Director

Solely for purposes of Section 16.18:

Gilead Sciences, Inc. By: /s/ John F. Milligan Name: John F. Milligan, Ph.D. Title: President and Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LIST OF EXHIBITS

Exhibit A:Excluded Third Party Licenses

Exhibit B:Existing Third Party Licenses

Exhibit C:Sangamo Patents as of the Effective Date

Exhibit D:Certain Terms of Third Party Licenses

Exhibit E:Initial Research Plans

Exhibit F:Material Supply Terms

Exhibit G:Form of Development Report

Exhibit H:Form of Commercialization Report

Exhibit I:Select Other Sangamo Patents as of the Effective Date

Exhibit J: Base Patent Jurisdictions

Schedules
Schedule 14.2(d)

Schedule 14.2(g)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit AExcluded Third Party Licenses

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit BExisting Third Party Licenses

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Sangamo Patents as of the Effective Date

Ref. number	Assignee(s)	Country	Status	Title	Application	Filing Date	Publication number	Patent number
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
(18 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

Certain Terms of Third Party Licenses

Capitalized terms used in this Exhibit D but not defined herein or elsewhere in the Agreement shall have the meanings ascribed to them in the applicable Third Party License.

[*] (6 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D-1

Copy of Provisions from [*]

[*] (2 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E

Initial Research Plans

[*] (20 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F

Material GMP Supply Terms

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit G

Form of Development Report

In accordance with Section 5.5 of the Collaboration and License Agreement between Kite Pharma, Inc. and Sangamo Therapeutics, Inc., dated February [__], 2018, we are hereby providing you with the [*] Development Report detailing the progress and results of the clinical development activities undertaken by or on behalf of Kite, its Affiliates and Sublicensees to further the development of Licensed Products.

LICENSED PRODUCT 1 [INSERT CANDIDATE TARGET AND PRODUCT TYPE, e.g. “[*] LICENSED PRODUCT”]

Overall

•	Summary of development activities

Clinical

•	Material safety-related development results
•	To the extent published: clinical outcomes, safety/toxicities, and clinical pharmacokinetics.
•

Additional studies for which there are approved budgets and which are planned for initiation in the next year: summary of study designs, primary and secondary endpoints, duration and other relevant study considerations if these are available.

Regulatory

•	Summary of regulatory authority submissions

LICENSED PRODUCT 2 [INSERT CANDIDATE TARGET AND PRODUCT TYPE]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit H

Form of Commercialization Report

In accordance with Section 8.3 of the Collaboration and License Agreement between Kite Pharma, Inc. and Sangamo Therapeutics, Inc., dated February [__], 2018, we are hereby providing you with the [*] Commercialization Report detailing the progress and results of the activities undertaken by or on behalf of Kite, its Affiliates and Sublicensees to support the commercialization of Licensed Products.

LICENSED PRODUCT 1 [INSERT CANDIDATE TARGET AND PRODUCT TYPE, e.g. “[*] LICENSED PRODUCT”]

Overall

•	Summary of commercialization activities
•	High-level description of commercialization strategy and key objectives

Pre-Launch (for Major Market Countries)

•	List of countries anticipated for commercial activity in the Major Market Countries
•	Target Population
o	Anticipated on-label indication(s)
•	Timing
o	Anticipated date of approval

Post-Launch for Major Market Countries)

•	High level commercialization timeline.
•	Launch status for Major Market Countries

LICENSED PRODUCT 2 [INSERT CANDIDATE TARGET AND PRODUCT TYPE]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit I

Select Other Sangamo Patents as of the Effective Date

Ref. number	Assignee(s)	Country	Status	Title	Application	Filing Date	Publication number	Patent number
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit J

Base Patent Jurisdictions

•	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Disclosures

Schedule 14.2(d)

[*]

Schedule 14.2(g)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.